UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MISSION PRODUCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MISSION PRODUCE, INC.
2710 Camino Del Sol
Oxnard, California 93030

February 27, 2023
Dear fellow stockholders:
Fiscal 2022 proved to be a challenging year for Mission. Nevertheless, we were able to achieve several key successes and milestones despite these challenges. As always, we remain fully committed to delivering value to our customers, stakeholders, and to you, our stockholders. With fiscal 2022 behind us, we have eagerly begun the hard work that is needed in fiscal 2023 to drive the business forward, and we remain laser focused on bolstering our position as a world leader in sourcing, producing, and distributing our suite of products.
With that in mind, I would like to cordially invite you to attend the 2023 Annual Meeting of Stockholders of Mission Produce, Inc. to be held virtually via live webcast on April 13, 2023, at 1:30 p.m. (Pacific Time). You can attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2023.
We have decided to hold the Annual Meeting virtually again as it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting.
At the Annual Meeting you will be asked to (i) elect three Class III director nominees for three-year terms, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2023, and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to vote promptly and submit your proxy via the Internet, by telephone, or by completing and mailing a proxy card.
On behalf of our Board of Directors, we thank you for your continued support of the Company.
Sincerely,

Stephen J. Barnard
Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
February 27, 2023
Date and Time: The 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) of Mission Produce, Inc. will be held on Thursday, April 13, 2023, at 1:30 p.m. Pacific Time.
Location and Attendance: Our 2023 Annual Meeting will be held solely by remote communication via an online platform. You will be able to attend the 2023 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2023 and using your control number which can be found on your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Please read “GENERAL INFORMATION” in the accompanying proxy statement.
Record Date: February 14, 2023. Stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the 2023 Annual Meeting and any continuation, postponement, or adjournment thereof.
Beginning on February 27, 2023, we sent a Notice Regarding the Availability of Proxy Materials, or the Proxy Statement and proxy card, as applicable, to all stockholders entitled to vote at the 2023 Annual Meeting.
Items of Business: At the 2023 Annual Meeting, you will be asked to:
1.	Elect three Class III directors to the Board of Directors for a three-year term. The nominees for election to the Board of Directors are Stephen J. Barnard, Bonnie C. Lind, and Linda B. Segre.
2.	Approve, on an advisory basis, the compensation of our named executive officers.
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2023.
4.	Transact such other business as may properly come before the 2023 Annual Meeting or any continuation, postponement or adjournment thereof.
Voting: Regardless of whether you plan to attend the 2023 Annual Meeting, it is important that your shares be represented and voted. Please read the Notice of Annual Meeting of Stockholders and proxy statement with care and follow the voting instructions to ensure that your shares are represented. We encourage you to submit your proxy as soon as possible by Internet, telephone, or by signing, dating, and returning your proxy card or voter instruction form provided to you.
By order of the Board of Directors,

Joanne C. Wu
General Counsel and Secretary
Oxnard, California
February 27, 2023

PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This Proxy Statement is furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of Mission Produce, Inc., a Delaware corporation (“we,” “our,” the “Company” or “Mission”), for use at our 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”) to be held on Thursday, April 13, 2023, at 1:30 p.m. Pacific Time, or at any adjournment or postponement thereof. At the 2023 Annual Meeting, you will be asked to consider and vote on the matters described in this Proxy Statement. The 2023 Annual Meeting will be held virtually on the Internet. You will be able to attend the 2023 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2023. Only common stockholders of record at the close of business on February 14, 2023, which is the record date for the 2023 Annual Meeting, are permitted to vote at the 2023 Annual Meeting and any adjournment or postponement thereof.
This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.
We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice”), or the Proxy Statement and proxy card, as applicable, on February 27, 2023, to all stockholders entitled to vote at the 2023 Annual Meeting.
2023 Annual Meeting
Meeting Date and Time	April 13, 2023, at 1:30 p.m. Pacific Time

Record Date	February 14, 2023

Location
Virtual live webcast. You will be able to attend the 2023 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2023. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “GENERAL INFORMATION” section of the Proxy Statement

Voting Matters and Board Recommendations
Proposal #	Item	Board Recommendation	Page Reference
1	Election of Directors	FOR each nominee	11
2	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)	FOR	51
3	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for fiscal year 2023	FOR	52
How to Vote

By Internet. You may submit a proxy over the Internet at www.proxyvote.com before 11:59 p.m. Eastern time on April 12, 2023. You will need to have your 16‐digit control number included on your Notice, voting instruction form or proxy card.

By Telephone. You may submit a proxy over the telephone by calling 1-800-690-6903. Use any touch-tone telephone to transmit your vote before 11:59 p.m. Eastern Time on April 12, 2023. You will need to have your 16‐digit control number included on your Notice, voting instruction form or proxy card.

By Mail. Mark, sign and date the proxy card provided to you and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

At the Meeting. To vote at the 2023 Annual Meeting, visit www.virtualshareholdermeeting.com/AVO2023. You will need the control number that appears on your Notice, proxy card, or voting instruction form to log on and vote at the virtual 2023 Annual Meeting. Please see “General Information” in this proxy statement for more information.

Important Notice Regarding Availability of Proxy Materials for the 2023 Annual Meeting to be held on April 13, 2023. This Proxy Statement and 2022 Annual Report are available at www.proxyvote.com. You are encouraged to read these materials before you vote.

Fiscal 2022 Business Highlights
Fiscal 2022 was a challenging year for us. Our business experienced a number of setbacks early on in the fiscal year with our transition to a new enterprise resource planning (“ERP”) system. While our operations largely recovered from the challenges associated with our ERP conversion beginning with the second quarter, our financial results continued to be impacted by significant cost inflation, limited fruit supply out of Mexico (our largest sourcing region) and sub-optimal sizing of our owned Peruvian fruit.
While our business certainly faced some headwinds and challenges, we were nevertheless able to deliver several key successes and milestones. First, we generated $1 billion of revenue (a 17% increase compared to the prior year) for the first time in our Company’s nearly 40-year history. Additionally, we made significant inroads with Peruvian programs on our owned production and converted several large retailers to Peruvian product for the first time. We continued to demonstrate the value of our vertically integrated global sourcing network and delivered for our customers amidst an industry environment plagued with short supply and high pricing. Importantly, we continued to make investments in expanding our global footprint, a critical element of our long-term growth strategy, with the expansion into the United Kingdom. We began development of our new distribution center in the United Kingdom and put in place a strong team with a proven track record.
As demonstrated below, our business remains resilient, and we delivered on several financial, strategic, and operational points that position us well for future long-term growth and success.
Achieved Total Revenue of $1.04B, a historic milestone for the Company's nearly 40 year history	Produced 117M pounds of exportable avocados from owned Peruvian farms, a 15% increase year over year	Significantly expanded executive talent and advanced succession planning efforts with the appointment of a new President and Chief Operating Officer and a new Senior Vice President, Sales
Began development of 13th forward distribution center in the United Kingdom to further expand global distribution footprint and drive category consumption abroad	Opened second forward distribution and ripening center in China with joint venture partners	Successfully advanced both avocado and mango programs with large retailers
Our Commitment to Sustainability
For almost 40 years, we have invested in our people, provided the highest quality product, and demonstrated good stewardship of our planet. Our sustainability strategy focuses on identifying the sustainability issues and risks most relevant to our business and developing a comprehensive governance structure and long-term strategy to address these key risks.
In 2020, we performed a systematic materiality assessment with guidance from an external third party to identify the most important areas of sustainability from a business and stakeholder perspective. We engaged with more than 40 stakeholders, including customers, suppliers, business partners, and Company leadership to learn the topics that were most important and/or relevant to each stakeholder group. As part of this materiality assessment, we focused primarily on the following:
•	Understanding the market context on sustainability for our industry and business.
•	Collecting and analyzing data required to measure the impact related to Mission’s energy, emissions, waste, and water use.
•	Developing a vision to help identify and define key areas of focus.
•	Determining a roadmap and framework for future action steps to build upon existing progress and future ambitions.
•	Identifying and creating the basis for annual sustainability reporting to ensure transparency and communication on our sustainability efforts with our stakeholders.

Our Sustainability Pillars – People, Product, and Planet
Our sustainability framework currently centers around three key pillars – people, product, and planet. Each pillar is supported by several key focus areas that are most relevant to our business and that are evaluated consistently to ensure relevance, prioritization, and risk mitigation. Our focus areas are geared towards identifying where the business has the most impact as well as the topics where we feel we can make a significant positive impact.

The People Pillar
The People pillar of our sustainability strategy focuses on our people and the communities within which we operate. We seek to provide the finest workplace for our people by being transparent in our business practices, demonstrating our credibility, and adhering to our standards of integrity. We are also actively involved in supporting our surrounding communities, and we contribute to causes involving children, families, and agriculture education, including through our Mission Produce Foundation charitable organization.
The Product Pillar
Within our Product pillar, we focus on food waste, food safety and quality, and packaging. Our Research and Development teams consistently explore opportunities to implement technologies that are environmentally, socially, and economically impactful, including solutions to reduce food waste and extend the shelf-life of our products. Food safety and quality is a top priority in every aspect of growing, packing, and shipping avocados to market. We have a centralized department comprised of scientists, engineers, project managers, sanitation professionals, and food safety experts who manage global uniformity for all food safety programs. Additionally, our teams consistently explore packaging alternatives to reduce our use of plastic and cardboard without sacrificing product integrity.
The Planet Pillar
We believe and understand the meaningful impact our business has on the planet. Within our Planet pillar, we focus on water management, energy and emissions, and the environmental impact of our global footprint. We use advanced irrigation systems to keep our water usage per avocado well below the industry average. We track our emissions in accordance with the Greenhouse Gas (GHG) Protocol, which supplies the world’s most widely used greenhouse gas accounting standards, as well as report on our energy use year-over-year. In addition, our precision agriculture methods are adapted to satisfy the environmental needs of each region, so we can grow healthier trees with lower inputs while preserving the natural resources of our growing regions.

2022 Initiatives and Successes
We take a strategic approach to identifying projects and initiatives each year that fall within our sustainability pillars and address key focus areas or mitigate important sustainability risks. For fiscal 2022, our key successes included the following:
Pillar	Focus Area	2022 Initiatives, Actions, and Progress
People	Our People	Workforce demographics	We report on the demographic data of our global workforce, year-over-year, as part of our commitment to transparency with our stakeholders.
DE&I
Education and Training: We collaborated with the International Fresh Produce Association to roll out a first-of-its-kind DE&I certification course for our employees in the U.S. and Canada. The certification program enhances the professional development of our workforce with knowledge and training on how to create an inclusive culture and remove unconscious bias.

Focused Recruiting: Our in-house recruiting team also participated in DE&I training specific to recruiting a diverse workforce, covering the topics of building diverse talent pools, adopting inclusive hiring practices, and removing bias during the recruitment process. We are focusing our efforts on developing talent acquisition materials targeted toward underrepresented groups, sourcing candidates from diverse channels and minority communities, as well as participating in continued education around DE&I.

Advocacy: We established relationships with several DE&I advocacy organizations and professional associations through which we gain insightful perspectives and training and support resources.

Social compliance audits
We are assessed against the SEDEX Members Ethical Trade Audit (SMETA), a global standard that measures a company’s practices relating to fair labor, benefits and allowances, health and safety, human rights, training, discrimination, and more. In 2022, we completed this audit and certified 100% of our packhouses located in California, Mexico, and Peru.

	Community Investment	Charitable giving
In 2022, we increased our charitable giving by almost 450% compared to 2020– exceeding our goal established in 2020 by almost 400%. Through our giving, Mission Produce contributed to causes supporting children, families, and agricultural education.

Pillar	Focus Area	2022 Initiatives, Actions, and Progress
Product	Food Waste	Shelf-life extension
To combat food waste, we applied shelf-life extension technology to 23.5 million pounds of avocados in 2022. Hard fruit applied with certain technology we utilize for shelf-life extension can gain more than 7 days of shelf-life, and ripe fruit can gain 2-4 days.

	Food Safety and Quality	Supply chain program and audits
In 2022, we expanded our supply chain verification program by 13% with the addition of new material vendors and copackers to our supply chain. Our supply chain verification program thoroughly screens and vets suppliers to ensure they meet the Company’s rigorous food safety standards as well as those of our customers via certification maintenance, traceability reporting, virtual and on-site assessments, and more. These enhancements facilitate increased oversight of our fruit from field-to-fork.

	Packaging	Reduced plastic bags
We are proud to report that, in fiscal 2022, we used reduced plastic in 46% of the bags we packed and shipped globally – quickly approaching the goal we set in 2020 to reduce the plastic in 50% of our bags by FY 2025. Since 2021, we have saved more than 5.4 million grams of plastic, the equivalent of more than 420,000 plastic bottles.[1]

[1]	Calculated using the U.S. Environmental Protection Agency’s (EPA) Greenhouse Gas Equivalencies Calculator.

Pillar	Focus Area	2022 Initiatives, Actions, and Progress
Planet	Water	Irrigation and conservation projects
In our Laredo facility, we installed a specialized water softening system in August of 2022, which reduced the need to flush water with high mineral content before use in our operations, saving more than 1.2 million gallons of water in the first three months.

At our newest managed ranch in Fillmore, California, we installed an automated irrigation system that measures tree stress at a micron level, enabling our growers to fine-tune irrigation and use as little water as necessary. This advanced technology allows for valve and pressure control, integrates with soil moisture sensors, and helps increase fertilization application efficiency. Due to our precision farming practices, in California, we use 40% less water per avocado produced compared to the industry average.[2]

	Energy and Emissions	Energy usage and emissions
We use solar power in our California packhouse to replace our use of electricity from the grid with renewable energy. In 2022, our solar panels generated 1,676,734 kilowatt hours for the use of clean energy in our operations. We also finalized plans to contribute to the installation of a 90 kilowatt, 6,000-square-foot solar park on our newest managed ranch in California.

Our trees capture global carbon emissions, providing a dual benefit in combatting climate change– they convert carbon dioxide (CO2) into oxygen through photosynthesis, as well as create fertile soil through carbon sequestration (the process of capturing and storing CO2, the most-produced greenhouse gas). In 2022, we planted nearly 200,000 new trees on our owned and partnered farms in Peru, Guatemala, and Colombia, bringing the total trees planted across our owned and partnered farms to approximately 2 million. In 2022, our trees in Peru are estimated to have stored between 12,757-90,961 metric tons of CO2,[3] the equivalent of the number of emissions from at least 1,607 homes’ energy usage for one year.[4]

	Environment	Reforestation project
In Mexico, our teams worked with the Forestry Commission of the State of Michoacán and the Department of Wildlife on a reforestation project in the San Francisco neighborhood of Uruapan following a devastating arson fire. Approximately 80 of our Mission de Mexico employees participated in the replanting of 400 pines across four hectares of public land, demonstrating our commitment to forest and wildlife preservation and our care for natural resources.

Environmental Certification
Our Peru packhouse received the International Standard for Organization (ISO) 14001 Certification for Environmental Management Systems, a highly respected and internationally recognized environmental standard. Our environmental management system is audited on its mitigation of potential adverse effects on the environment, our fulfillment of compliance obligations, and the achievement of environmental objectives.

External Reporting
For the past two years, we have released an annual Sustainability Report, which is available on our website at www.missionproduce.com. Our annual Sustainability Report includes information regarding our approach to sustainability, our goals and roadmap, sustainability governance structure, operating procedures, projects and initiatives, and use of resources.
[2]	Calculated using California Avocado Commission Industry Statistical Data, available at: https://www.californiaavocadogrowers.com/industry/industry-statistical-data.
[3]	Calculated using carbon sequestration data from a study done by Instituto de Investigaciones Agropecuarieas Santiago, “Huella de carbono en productos de exportación agropecuarios de Chile.”
[4]	Calculated using the U.S. Environmental Protection Agency’s (EPA) Greenhouse Gas Equivalencies Calculator.

In our annual Sustainability Report, we also report in reference to the Sustainability Accounting Standards Board (SASB) index framework to provide our stakeholders with standardized metrics showing the comprehensive impact of Mission’s sustainability activities. We primarily report under the Agricultural Products industry in addition to select metrics under the Food Retailers & Distributors industry. We have historically reported under the SASB index on the following categories:
•	Greenhouse gas emissions	•	Air emissions from refrigeration
•	Energy, water, and food waste management	•	Data security
•	Food safety	•	Ingredient sourcing
•	Product labeling and marketing	•	Management of environmental and social impacts in the supply chain
Dedicated Leadership
We have a cross-functional, executive-level sustainability council that sets our overall sustainability strategy, provides guidance on program implementation, and oversees the continuing enhancement of our approach to sustainability. Our efforts are managed on a day-to-day basis by our Sustainability Senior Manager who works with our subject area experts across our global footprint to ensure we are regularly evaluating current and emerging opportunities and risks from a sustainability standpoint.

Corporate Governance and Board of Directors Highlights
Our Board of Directors is committed to diversity and the pursuit of board refreshment and balanced tenure. Our Board of Directors has actively focused on refreshing the composition and expertise of the Board of Directors over the last several years to better align with the Company’s status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the diversity of perspectives, experience, gender, and ethnic representation on the Board of Directors. The following charts show the diversity of our nine-member Board of Directors.

Our Board of Directors recognizes that the Company’s success over the long term requires a strong corporate governance framework. As the Company grows and evolves, our Board of Directors evaluates and refines its governance policies and practices. Below are highlights of our corporate governance framework:
CORPORATE GOVERNANCE BEST PRACTICES
✔	Separate Chairman and CEO roles	✔	Annual Board and committee evaluation process
✔	Lead independent director	✔	Strong Governance Guidelines and committee charters
✔	Director Resignation Policy	✔	Board-level oversight of cybersecurity, ESG, and DE&I matters
✔	100% independent Board committees	✔	Annual Sustainability Report
✔	Balance of expertise amongst directors	✔	Enterprise risk management framework overseen by Audit Committee
✔	Majority independent directors	✔	Annual compensation risk analysis overseen by Compensation Committee
✔	Regular executive sessions	✔	Strong cybersecurity governance and protections
✔	Balanced director tenure and ongoing refreshment	✔	No poison pill
Executive Compensation Highlights
2022 Executive Compensation Program
The Compensation Committee believes that it is imperative that our executive compensation program motivates our management team in such a manner as to encourage and reward successful execution of our long-term growth strategy. Fundamentally, we believe that pay should be linked to performance and that executives and long-term stockholders alike should benefit from our success and growth. In addition, we design our executive compensation program to recognize the value of our management team and ensure that the overall compensation mix drives strong retention and recruitment.

In fiscal 2022, our executive compensation program consisted of three components: (1) base salary; (2) an annual cash incentive award based on achievement of a pre-determined operating income goal; and (3) the introduction of a long-term equity incentive program comprised of time-vesting restricted stock units (“RSUs”) and three-year performance-based share units (“PSUs”).
Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Cash Incentive	Annual	Rewards achievement of annual Company-wide pre-established financial objectives and permits adjustments based on individual performance
Performance-based	Three-year Performance-Based Share Units	Long-Term	Supports the achievement of pre-established corporate strategic goals that drive the creation of long-term, sustainable stockholder value
Time-based	Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle
2022 Compensation Determinations
Due to the challenges the Company faced with the implementation of a new ERP system in the first quarter of fiscal 2022, persistent cost inflation, macro-level headwinds impacting supply chain, labor, and fruit availability out of Mexico, and fruit sizing issues from our owned Peruvian production, the Company did not achieve the threshold level of adjusted operating income performance required for a payout under our 2022 annual cash incentive plan. As such, the Company’s named executive officers (“NEOs”) received a 0% payout under our 2022 annual cash incentive plan5, thereby demonstrating a firm commitment to our pay-for-performance philosophy.
For fiscal 2022, after extensive review and discussion, the Compensation Committee introduced a long-term equity incentive program comprising 30% of the annual long-term equity value in the form of PSUs and 70% in the form of RSUs, further demonstrating our commitment to a pay-for-performance philosophy. The Compensation Committee believes the PSUs create a direct tie between compensation and Company performance and foster long-term stockholder value creation, while the RSUs provide important retention value and a tie to our stock price performance. The 2022-2024 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals over the three-year performance period (November 1, 2021 to October 31, 2024). Our RSUs vest ratably over a three year period subject to continued service through the vesting date.
Prior to our Initial Public Offering in October 2020 (“IPO”), we only granted options. We did not grant any equity awards in fiscal 2021. Our 2022 long-term equity awards were granted in January 2022 with the following values which were informed in part by ranges around market median values among our peer group and compensation survey data.
NEO	Fiscal 2022 Total Equity Award Value	Fiscal 2022 RSUs Award Value (70% of total)	Fiscal 2022 PSU Award Value (30% of total)
Stephen J. Barnard	$2,000,000	$1,400,000	$600,000
Bryan E. Giles	$500,000	$350,000	$150,000
Juan A. Wiesner	$500,000	$350,000	$150,000
Joanne C. Wu	$350,000	$245,000	$105,000
Timothy A. Bulow, our President and Chief Operating Officer, joined the Company in July 2022 and did not participate in our 2022 long-term equity award program.
[5]
Mr. Bulow joined the Company on July 12, 2022 and received a guaranteed annual cash incentive payout equal to 50% of his target bonus potential, pro-rated based on his start date, per his offer letter. Mr. Wiesner is based overseas and does not participate in our annual cash incentive plan, and did not receive a bonus for fiscal year 2022.

The Compensation Committee reviewed and implemented a number of compensation best practices in fiscal 2022, including the following:
•
In the first quarter of fiscal 2022, the Compensation Committee adopted a Clawback Policy that permits the recoupment of certain executive incentive compensation in the event the Company’s financial statements are restated or corrected due to material noncompliance with financial reporting requirements under the federal securities laws, or if the Board of Directors reasonably determines a material misstatement has occurred.

•	In September 2022, the Compensation Committee amended its already robust stock ownership guidelines to remove vested stock options as a means to reach the required level of ownership.
•
Effective November 1, 2022, the Compensation Committee adopted an Executive Equity Deferral Plan pursuant to which officers could elect to defer the issuance of shares from their equity awards until a later date, which would result in a deferral of taxable income from the equity awards. In doing so, the Executive Equity Deferral Plan further ties the interests of the participants with the long-term value creation interests of our stockholders and further promotes retention and recruitment of talent.

Executive Compensation Best Practices
In addition to the foregoing, we maintain the following executive compensation best practices:
✔	No severance arrangements, and no cash payments in connection with a change in control
✔
No single or double trigger acceleration in connection with a change in control or severance for RSUs. Our PSUs provide limited assumed target performance in the event of death and disability (pro-rated for time served), and in the event of a change in control in which the award is not assumed or replaced

✔
Strong stock ownership guidelines, requiring our Chief Executive Officer to hold 5x, our President and Chief Operating Officer and our Chief Financial Officer 3x, and our other NEOs 1x, of their base salary

✔	Clawback Policy tied to financial restatement due to noncompliance with reporting requirements that permits recapture of past cash or long-term incentive equity award payouts
✔	Prohibit short sales and hedging of the Company’s stock
✔	Use a trailing 30-day average stock price to determine number of shares granted
✔	Use a set grant date for annual equity grants to ensure full-year earnings information has been absorbed by the market prior to grant dates
✔	Provide limited perquisites with no gross-ups (except for relocation)
✔	Annual Say on Pay vote
✔	Independent compensation consultant
✔	No defined benefit pension or supplemental executive retirement plan benefits

ITEM 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members. In accordance with our Certificate of Incorporation, our Board of Directors is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election, or, if earlier, until his or her earlier death, resignation, disqualification, or removal. In December 2021, the Board of Directors appointed Shaunte D. Mears-Watkins as a Class II director. Ms. Mears-Watkins was identified as a director candidate by an independent third-party search firm used by the Nominating and Corporate Governance Committee to assist with identifying qualified director candidates. Our current directors are divided among the three classes as follows:
Class	Director	Term Expiration
Class I	Stephen A. Beebe Stephen W. Bershad Jay A. Pack	2024 Annual Meeting
Class II	Luis A. Gonzalez Bruce C. Taylor Shaunte D. Mears-Watkins	2025 Annual Meeting
Class III	Stephen J. Barnard Bonnie C. Lind Linda B. Segre	2023 Annual Meeting
Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Stephen J. Barnard, Bonnie C. Lind, and Linda B. Segre for re-election to the Board for three-year terms expiring at the 2026 annual meeting of stockholders, or until the director’s earlier death, resignation, disqualification, or removal.
Board of Directors Overview
The following table provides an overview of the composition of our Board of Directors.

Director:	Stephen J. Barnard	Stephen A. Beebe	Stephen W. Bershad	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Shaunte D. Mears- Watkins
Age	70	78	81	72	64	70	62	66	44
Director since	1983	1995	2012	2011	2020	2008	2020	2001	2021
Compensation		•				•	Chair
Audit		•			Chair	•
Nominating and Corporate Governance		Chair			•			•
Additional Appointments	CEO	Lead Independent Director	Chairman of the Board of Directors		Financial Expert

Board of Directors Composition and Experience
Our Board of Directors consists of a diverse group of highly qualified leaders in their respective fields. Our directors have significant and wide-ranging management experience, and many have extensive farming, agricultural or food related experience relevant to our industry. Several of our directors also have public company experience either from serving as chief executive officers or chief financial officers of public companies or from serving on public company boards (other than the Mission board). The Board of Directors and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes, experience, and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address the Company’s current and evolving needs.
The following table highlights the key skills and qualifications of our Board of Directors.* The Nominating and Corporate Governance Committee and the Board of Directors continuously monitors the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s current and future business needs and organizational structure.
Expertise*	Stephen J. Barnard	Stephen A. Beebe	Stephen W. Bershad	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Shaunte D. Mears- Watkins
Prior Board Experience	•	•	•	•	•	•	•	•
Senior Leadership	•	•	•	•	•	•	•	•	•
Food/Agriculture	•	•	•	•		•	•	•	•
Public Sector	•		•		•		•		•
International	•	•	•	•	•		•	•	•
Legal/Corporate Governance		•	•		•		•	•
Operations	•	•	•	•	•	•	•	•
Finance/Tax	•	•	•		•	•		•
HR/Compensation and Benefits	•	•	•		•		•
Commercial/ Marketing	•	•	•	•	•	•	•	•	•
*	does not include experience gained from service on our Board of Directors

Board Diversity
The Nominating and Corporate Governance Committee and the Board of Directors views diversity as a priority, considers diversity in its director candidate selections, and seeks representation across a range of attributes. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, agricultural or food experience, academic expertise, geography, and personal backgrounds.
In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required diversity statistics for our directors:
Board Diversity Matrix
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Director Independence
The Nominating and Corporate Governance Committee annually reviews all relationships directors have that are relevant to a determination of independence and recommends to the Board of Directors the status of a director’s independence under applicable rules established by the Securities and Exchange Commission (“SEC”) and Nasdaq. Based on this review and recommendation, the Board of Directors has determined that the following six directors are independent: Mr. Beebe, Ms. Lind, Mr. Pack, Ms. Segre, Mr. Taylor, and Ms. Mears-Watkins. As a result, we currently have a majority of independent directors. The Board of Directors has also determined that each of the directors serving on our three standing committees satisfies applicable standards of independence and other requirements for service on such committee.
Mr. Barnard serves as the Company’s Chief Executive Officer and therefore is not an independent director. In addition, the Company purchases avocados from farms owned by Mr. Barnard and Barnard Properties, an entity owned by Mr. Barnard, in amounts exceeding the categorical standards set by Nasdaq. Purchases are made at market prices similar to purchases from other California growers.
In November 2022, the Company entered into a long-term lease and an option purchase agreement with AgroLatam, a company owned by Mr. Gonzalez. The parcels of land leased and the option to purchase land from AgroLatam are related to the Company’s blueberry farming operations in Olmos, Peru. The amounts paid for the parcel of land purchased and the amounts to be paid to AgroLatam under the lease, exceed the categorical standards set forth by Nasdaq, and therefore, Mr. Gonzalez is not considered an independent director. In addition, the Company previously had a consulting agreement with Mr. Gonzalez which terminated in June 2021.
Lastly, the Company purchases avocados from Rancho Guacamole, LLC, an avocado grower in Southern California that is owned by Mr. Bershad, at market prices similar to purchases from other California growers. The amounts sold exceed the categorical standards set forth by Nasdaq, and therefore, Mr. Bershad is not considered an independent director.
Board Refreshment
The Board of Directors believes that board refreshment is important to help ensure that the Board of Directors’ composition is aligned with the needs of the Company as it evolves over time and that fresh viewpoints and perspectives are regularly considered. Due to the nature of the agricultural and farming industry, however, the Board of Directors also feels that, over time, directors develop an understanding of the Company and industry which provides significant value to stockholders.

Further, a certain degree of continuity and tenure is critical to the Board of Directors’ ability to work together effectively and efficiently as a group. Because term limits or mandatory retirement ages could cause the loss of experience or expertise important to the optimal operation of the Board of Directors, there are no limits on the length of time that a director may serve.
Our Board of Directors has undergone significant refreshment in the past several years to better align the Board of Directors’ composition and expertise with our status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the diversity of perspectives and experience represented on our Board of Directors. In 2020, we appointed Linda B. Segre and Bonnie C. Lind to the Board of Directors, and in 2021, we appointed Shaunte D. Mears-Watkins to our Board of Directors.
2023 Nominees to the Board of Directors
Set forth below is biographical information for each of our Class III director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Board of Directors to conclude that such nominee should serve on the Board of Directors at this time. The Nominating and Corporate Governance Committee and the Board of Directors believe that each nominee brings a strong and diverse set of skills and experiences to the Company that strengthen our Board of Directors’ leadership and effectiveness with respect to our business and long-term strategy. If elected, the nominees for election as Class III directors will serve for a term of three years (and until their successors are elected and qualified) or, if earlier, until his or her earlier death, resignation, disqualification, or removal. There are no family relationships among any of our directors or among any of our directors and our executive officers.
Stephen J. Barnard:
Stephen J. Barnard founded the Company in 1983 and has served as the Chief Executive Officer since 1988. Mr. Barnard also served as the Company’s President from 1988 until July 2022. Mr. Barnard serves as a member of the Board of Directors, a role he has held since the Company was founded. Prior to founding Mission Produce, Mr. Barnard worked in the lettuce and avocado divisions of Santa Clara Produce, Inc. Mr. Barnard previously served as Chairman of the Produce Marketing Association (PMA), Chairman of the Western Growers Association, a director of the California Avocado Commission, and a director of Sunkist Growers. He currently serves as a director for the Cal Poly Foundation.
Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.
The Board of Directors concluded that Mr. Barnard should serve as a director based on his deep and thorough knowledge of all aspects of our business and industry, his effective leadership and management skills, and his long-tenured service in senior roles with key industry groups.
Bonnie C. Lind:
Bonnie C. Lind has served on our Board of Directors since September 2020. Ms. Lind is the retired Senior Vice President, CFO and Treasurer of Neenah, Inc., (NYSE: NP), a publicly traded technical specialties and fine paper company, a position she held from June 2004 to May 2020. Prior to that, Ms. Lind held a variety of increasingly senior financial and operations positions with Kimberly-Clark Corporation (NYSE: KMB), a manufacturer of personal care, consumer tissue and health care products, from 1982 until 2004. She has been a member of the Board of Directors of Hubbell Incorporated (NYSE: HUBB) since January 2019 where she is chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Beginning in January 2022, she joined the Board of Directors of a private timberlands company, Tamarack Holdings LLC, where she is Chairman of the Audit Committee. She was previously a director at U.S. Silica Holdings, Inc. (NYSE: SLCA), a global industrial minerals and logistics leader, from 2019 to 2021 where she served on the Audit and Nominating and Corporate Governance Committees. She was also previously a director at Federal Signal Corporation (NYSE: FSS), a world leader in manufacturing lightbars, beacons, warning lights, and backup alarms/cameras, from 2014 to 2018, where she served on the Nominating and Governance Committee and the Audit Committee. She also served as a director of Empire District Electric Company (NYSE: EDE), an investor-owned utility providing electric, natural gas, and water service, from 2009 to 2017 and was a member of the Audit Committee and Chairman of its Nominating and Corporate Governance Committee.
Ms. Lind holds a Bachelor of Business Administration (Finance) with honors from the University of Georgia.
The Board of Directors concluded that Ms. Lind should serve as a director based on her experience as the chief financial officer of a public company, her financial acumen and financial expertise, her public and private company board experience, as well as her decades of senior financial and operations positions for public and private companies across a wide variety of industries.

Linda B. Segre:
Linda B. Segre has served on our Board of Directors since September 2020. She is a member of the Board of Directors of Top Golf Callaway Brands (NYSE: MODG) where she is chair of the Compensation and Management Succession Committee and a member of the Nominating and Corporate Governance Committee. She is also a member of the Board of Directors of Pecan Grove Farms & Nursery, a private provider of pecan products and Schwab Charitable Fund. From 2009 until 2016 she was the Executive Vice President, Chief Strategy and People Officer at Diamond Foods, Inc. (NASDAQ: DMND). Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and was previously the Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office.
Ms. Segre holds a degree in economics with academic distinction from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
The Board of Directors concluded that Ms. Segre should serve as a director based on her public and private company board experience and extensive management experience serving in key leadership roles, including as chief people officer, across a variety of sectors, including the food and agriculture industries.
The Board of Directors recommends a vote “FOR” each of the three named director nominees.
Continuing Directors
The biographical information for our six directors whose terms will continue after the 2023 Annual Meeting and will expire at the 2024 annual meeting (Class I) or the 2025 annual meeting (Class II) is below.
Stephen A. Beebe – Class I:
Stephen A. Beebe has served on our Board of Directors since 1995 and served as Chairman of our Board of Directors from 2003 until 2020. From 1993 until his retirement in 2002, Mr. Beebe served as the President and Chief Executive Officer of the J.R. Simplot Company, one of the largest privately held diversified agribusiness companies in the United States. He guided the J.R. Simplot Company through expansions in Canada, Mexico, Australia, China and Europe. Mr. Beebe continues to serve as a director for the J.R. Simplot Company, where he is a member of the Audit Committee. Mr. Beebe is also a co-manager of JRS Properties 111, which is a Simplot family partnership. He is a retired member of the executive committee of the United States Golf Association and chaired and was a member of their Audit Committee and Equipment Standards Committee.
Mr. Beebe received a Juris Doctorate from the University of Idaho, is a member of the Idaho Bar Association (retired) and is a graduate of the Stanford University Executive Program. In 2002, Mr. Beebe was awarded an Honorary Doctorate of Agriculture Science from the University of Idaho.
The Board of Directors concluded that Mr. Beebe should serve as a director based on his substantial business experience in the agriculture sector and his extensive management and leadership experience serving as a chief executive officer of a global agribusiness company.
Stephen W. Bershad - Class I:
Stephen W. Bershad has served on our Board of Directors since 2012 and has served as the Chairman of the Board of Directors since 2020. Mr. Bershad currently serves as the Chairman Emeritus of the Board of Directors of Novanta Inc. (NASDAQ: NOVT), a manufacturer of highly engineered proprietary components sold to medical and advanced technology equipment manufacturers. Previously, Mr. Bershad served as Chairman of the Board of Directors of Novanta Inc. from 2010 until 2020. Mr. Bershad served as Chairman and Chief Executive Officer of Axsys Technologies, Inc. (NASDAQ: AXYS), a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Previously, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in private equity and mergers and acquisitions. From 2013 to 2018, Mr. Bershad was Chairman of the Board of Directors of EMCOR Group (NYSE:EME), a Fortune 500 leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. Mr. Bershad also owns Rancho Guacamole, LLC, an avocado grower in the Southern California, and thus has extensive experience in the avocado and lemon industries.
Mr. Bershad received a Bachelor of Science degree from the University of Southern California and a Juris Doctorate from the University of California at Los Angeles.

The Board of Directors concluded that Mr. Bershad should serve as a director based on his substantial business, investment banking, and board and management experience with both public and private companies, including serving as Chairman of the board of directors of several public corporations.
Luis A. Gonzalez – Class II:
Luis A. Gonzalez has served on our Board of Directors since 2011. Mr. Gonzalez is a private investor in real estate and other ventures. Previously, Mr. Gonzalez founded Austral Group S.A., Peru, which was the second largest fishing and marine based food producer in Peru. Mr. Gonzalez also founded Camposol S.A., a leading agroindustrial company in Peru. Mr. Gonzalez also co-founded Grupo Arato in 2011, which the Company acquired in 2018. Previously, Mr. Gonzalez also served as a director of our wholly-owned Peruvian subsidiaries – Grupo Arato Holding S.A.C., Beggie Peru S.A., Arato Peru S.A., Inversiones Agricolas Olmos S.A.C., and Avocado Packing Company S.A.C.– until November 24, 2021. In 2007, Mr. Gonzalez was honored with the “Comendador por Servicios Distinguidos” medal by the President of Peru for his contributions to the country.
Mr. Gonzalez studied mechanical engineering at Saarbrücken Fachhochschule in Germany.
The Board of Directors concluded that Mr. Gonzalez should serve as a director based on his extensive business and leadership experience in the avocado and agroindustrial industries and his first-hand knowledge of avocado farming and packing operations in Peru.
Shaunte D. Mears-Watkins - Class II:
Shaunte D. Mears-Watkins has served on our Board of Directors since December 2021. Ms. Mears-Watkins is an independent advisor. Previously, she served as the Chief Commercial Officer of Clif Bar & Company, a leading maker of energy and nutrition foods, from June 2021 to May 2022. Previously, Ms. Mears-Watkins held senior roles of increasing responsibility in marketing, sales, and strategy at The Clorox Company (NYSE: CLX), a global manufacturer and marketer of household goods, food, pet care, and commercial cleaning products, from 2005 to 2008 and again from 2009 to 2021. From 2008 to 2009, Ms. Mears-Watkins was a Global Category Manager at Bare Escentuals Beauty, Inc., a retail cosmetics and personal care company. Ms. Mears-Watkins has served on the board of the Alameda County Community Food Bank since February 2022.
Ms. Mears-Watkins received a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from Harvard Business School.
The Board of Directors concluded that Ms. Mears-Watkins should serve as a director based on her broad commercial and marketing experience in the food and consumer products industries and her expertise in global branding and strategy.
Jay A. Pack- Class I:
Jay A. Pack has served on our Board of Directors since 2008. Mr. Pack is the former owner of Standard Fruit and Vegetable, an integrated re-packer, logistics, and value-added produce company, which was sold to Del Monte in 2003. He served on the board of Coastal Sunbelt Produce, a private foodservice distributor serving the Mid-Atlantic states, from 2014 to March 2022 when Coastal Sunbelt was acquired by Sysco. Previously, Mr. Pack served on the boards of Misionero and Earthbound Farm and Combs Produce. He has also previously served as a trustee of Sarah Lawrence College, a board member of the Produce Marketing Association (PMA), Chairman of the PMA Foodservice Division, and as President of the North Texas Food Bank.
Mr. Pack received a Bachelor of Science degree from Boston University and a Master of Business Administration degree from Southern Methodist University.
The Board of Directors concluded that Mr. Pack should serve as a director based on his broad knowledge of the produce industry and his extensive business and leadership experience with various produce companies and agricultural industry groups.
Bruce C. Taylor – Class II:
Bruce C. Taylor has served on our Board of Directors since 2001. Mr. Taylor founded Taylor Fresh Foods, a private multi-billion dollar producer of salads, fresh vegetables, and healthy fresh food, in 1995 and serves as its Chairman and Chief Executive Officer.
Mr. Taylor received a Bachelor of Science degree (Business) and a Bachelor of Arts degree (Development Studies) from the University of California Berkeley and a Master’s in Business Administration from Harvard University.
The Board of Directors concluded that Mr. Taylor should serve as a director based on his extensive business and industry knowledge and his long tenured leadership and management experience in the agriculture and farming sectors at Taylor Fresh Foods.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure for the sound and effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and existing circumstances.
Currently, the Board of Directors has determined that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure. Mr. Barnard serves as Chief Executive Officer, and Mr. Bershad serves as Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure provides the appropriate balance of authority and achieves the optimal governance model at this time.
If the Chairman of the Board of Directors does not otherwise qualify as an independent director, our Corporate Governance Guidelines allow for the appointment of a lead independent director. As noted above, Mr. Bershad is not an independent director under applicable SEC and Nasdaq rules. Therefore, the Board of Directors has elected Stephen A. Beebe to serve as the lead independent director. The lead independent director’s responsibilities include but are not limited to: presiding over all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board of Directors.
Enterprise Risk Management and the Board’s Role in Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management. Our risk management efforts are designed to support execution of our long-term strategy and achievement of the Company’s objectives to improve long-term operational and financial performance and enhance stockholder value. Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, adopting appropriate controls and mitigation activities for such risks, monitoring these risks, and responding to emerging developments for such risks. As such, in 2022, we developed an Enterprise Risk Management, or ERM, framework to enhance our risk management efforts. Our ERM framework is primarily focused on identifying, assessing, managing, reporting, and monitoring enterprise-level risks that may impact the ability of the Company to achieve its long-term goals and objectives.
Bi-annually, we evaluate the greatest risks to our business, their underlying risk drivers, and the associated mitigation activities, maturity, and controls. Our ERM framework taps into the knowledge, assessment, and feedback of a cross-functional group of the Company’s business leaders representing all key business functions across all our U.S. and international operations. Our bi-annual assessment includes identification and evaluation of the likelihood and potential impact of the top risks facing the Company and the controls in place or needed to mitigate such risks.
Our Audit Committee oversees our overall ERM framework. The Audit Committee receives a bi-annual review of the ERM framework and key enterprise-level risks. In addition, annual updates to the full Board of Directors are provided and results are discussed. Our three standing Board of Directors committees also assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions, code of conduct, and litigation and compliance matters. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors and executive officers. At each regular meeting, or more frequently as needed, the Board of Directors receives and considers committee reports, which may provide additional detail on risk management issues and management’s response.
Cybersecurity and Information Technology
Our Board of Directors considers cybersecurity risk to be an important potential risk to our business. The Board of Directors has delegated to the Audit Committee oversight of cybersecurity and other information technology risks affecting the Company. The Audit Committee periodically evaluates our cybersecurity strategy to ensure its effectiveness. Management provides regular reports to the Audit Committee and the Board of Directors regarding cybersecurity and other information technology risks.

Our Chief Information Officer oversees our information security program. His teams are responsible for leading enterprise-wide cyber resilience strategy, policy, standards, architecture, and processes. We devote significant resources to protecting and continuing to improve the security of our computer systems, software, networks, and other technology assets. Our security efforts are designed to preserve the confidentiality, integrity, and continued availability of all information owned by, or in the care of, the Company and protect against, among other things, cybersecurity attacks by unauthorized parties attempting to obtain access to confidential information, destroy data, disrupt or degrade service, sabotage systems, or cause other damage.
We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures and prescribes actions to take in case a security control fails or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We have partnerships for Security Operations Center (SOC) services, and various third-party assessments. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively.
Certain of our information technology applications are externally audited as part of our Sarbanes-Oxley audit program and our controls include information security standards. We follow industry best practices and the National Institute of Standards and Technology (NIST) Cyber Security Framework. We regularly engage appropriate external resources regarding emerging threats to navigate the diverse cybersecurity landscape.
In addition to ensuring adequate safeguards are in place to minimize the chance of a successful cyber-attack, the Company has established well-defined response procedures to effectively address cyber events that may occur despite these robust safeguards. These response procedures are designed to identify, analyze, contain, and remediate such cyber incidents to ensure a timely, consistent, and compliant response to actual or attempted data incidents impacting the Company. The Company devotes appropriate resources and enlists partners to adapt to the evolving threat landscape.
The Company takes data protection seriously and ensures employees understand their role in keeping the Company safe from cyber-attacks. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. As part of this commitment, we require our employees to complete a Cybersecurity Awareness eCourse and acknowledge our Information Security policies. In addition, we have an established schedule and process for regular phishing awareness campaigns that are designed to emulate real-world contemporary threats and provide immediate feedback (and, if necessary, additional training or remedial action) to employees.
We have experienced no material information security breaches in the last three years. As such, we have not spent any material amount of capital on addressing information security breaches in the last three years, nor have we incurred any material expenses from penalties and settlements related to a material breach during this same time. We also carry third-party cybersecurity insurance.
Corporate Governance Guidelines
Our Board of Directors is governed by our Corporate Governance Guidelines which are reviewed annually and amended from time to time to incorporate certain current best practices or as otherwise may be advisable. Our Corporate Governance Guidelines may be found on our website at www.missionproduce.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030.
Code of Ethics and Conduct
We have adopted a written code of ethics and conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board of Directors reviews the Code of Ethics and Conduct on an annual basis and makes changes if and when appropriate. We have posted the Code of Ethics and Conduct on our website, www.missionproduce.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the codes.
Board Meetings and Attendance
The Board of Directors held five meetings in fiscal year 2022, and all directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Seven out of our nine directors serving on the Board of Directors as of the 2022 Annual Meeting were present; the remaining directors were unable to attend due to extenuating circumstances.

Communications with the Board
Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our Chairman of the Board and Chief Executive Officer, who is also a member of the Board of Directors. In addition, stockholders may communicate in writing with any particular director, any committee of the Board of Directors, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director or committee unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board of Directors, relevant director, or committee include, without limitation, customer complaints, solicitations, communications that do not relate to our business, or communications that relate to improper or irrelevant topics.
Board Committees and Charters
The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee maintains a charter that is approved by the Board of Directors and evaluated annually. The charter for each of our standing committees is available on our website at www.missionproduce.com.
Audit Committee
Our Audit Committee oversees the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. Among other matters, the Audit Committee:
•	is responsible for the appointment, compensation, retention, evaluation, and oversight of our independent auditor;
•
oversees the financial reporting process, including the review of critical accounting policies and estimates, issues and analyses of financial reporting issues, audit problems and difficulties, and the adequacy and effectiveness of accounting and financial controls;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	provides the Audit Committee Report with respect to audited financial statements for inclusion in the Company’s proxy statement;
•	reviews the Company’s earnings press releases and earnings guidance, if applicable;
•	reviews and oversees legal and compliance matters; and
•	reviews the internal audit function, as applicable, and policies with respect to risk assessment and management.
The current members of our Audit Committee are Ms. Lind (Chair), Mr. Beebe, and Mr. Pack. All members of our Audit Committee meet the heightened standards of independence required for service on the Audit Committee and satisfy the financial literacy and sophistication requirements under applicable Nasdaq rules and regulations. Ms. Lind is an Audit Committee financial expert as defined under applicable SEC rules. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee met four times during fiscal year 2022.
Compensation Committee
Our Compensation Committee oversees matters pertaining to the compensation of the Company’s executive officers and directors. Among other matters, the Compensation Committee:
•
reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer against these goals and objectives, and sets the compensation of our Chief Executive Officer;

•	reviews and sets the compensation of the executive officers other than the Chief Executive Officer;
•	makes recommendations to the Board of Directors regarding director compensation;

•	reviews and approves the Company’s incentive compensation and equity-based plans and arrangements;
•	reviews compliance with stock ownership guidelines for directors and officers;
•	reviews and approves the Compensation Discussion and Analysis for the Company’s proxy statement and prepares the annual Compensation Committee Report for inclusion in the proxy statement; and
•	oversees the Company’s DE&I efforts and initiatives, including pay equity.
The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent third party compensation consultant in 2022 to advise on a variety of subjects, including peer group composition and benchmarking, executive compensation philosophy and strategy, incentive plan and equity plan design, director compensation program design, overall compensation plan design and trends, pay-for-performance analytics, and other compensation topics. During fiscal year 2022, Pearl Meyer did not provide any services other than compensation-related matters for our executives and the Board of Directors. Pearl Meyer reported directly to the Compensation Committee and attended meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee), as requested. Each year the Compensation Committee reviews the independence of Pearl Meyer, including considering the factors required by Nasdaq listing standards. During its fiscal 2022 review, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest exists that would prevent it from providing independent and objective advice to the Compensation Committee.
The current members of our Compensation Committee are Ms. Segre (Chair), Mr. Beebe, and Mr. Pack. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Compensation Committee met four times during fiscal year 2022.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, recommending director nominees for election at the annual meeting of stockholders, overseeing the corporate governance of the Company and the Board of Directors, overseeing executive succession planning, and overseeing environmental, social, and governance matters. Among other matters, the Nominating and Corporate Governance Committee:
•	reviews and makes recommendations to the Board of Directors regarding director independence;
•	identifies individuals qualified to serve as members of the Board of Directors and recommends nominees to the Board of Directors for appointment or election at the annual meeting of stockholders;
•	reviews Board committee structure and composition;
•	develops and reviews the Corporate Governance Guidelines;
•	oversees the annual self-evaluations of the Board of Directors and its committees and management;
•	reviews periodically the succession plans relating to executive officers and other senior management;
•	reviews and oversees the Company’s ESG initiatives and external reporting; and
•	makes recommendations to the Board of Directors regarding other governance matters.
The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This assessment includes a review of the potential nominee’s experience and expertise, diversity, independence, understanding of the Company’s business or industry, and such other factors as the Nominating and Corporate Governance Committee concludes are pertinent in light of the current and anticipated future needs of the Board of Directors. Specifically, the Nominating and Corporate Governance Committee, in recommending director candidates, and the Board of Directors, in nominating or appointing director candidates, evaluates candidates in accordance with the following qualification standards and selection criteria:
•	high level of personal and professional integrity, strong ethics and values, and the ability to exercise effective business judgment;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	professional and/or academic experience relevant to the Company’s industry;
•	strength of the candidate’s leadership skills;
•
experience in finance and accounting, executive compensation, or other areas of subject matter expertise pertinent to the business and necessary or judicious to round out the expertise of the Board of Directors;

•	sufficient time available for preparation, participation, and attendance at Board of Directors and committee meetings; and
•	any other factor that they deem to be relevant.
The Nominating and Corporate Governance Committee and the Board of Directors also considers the diversity of director candidates, which is defined broadly to include experience, background and other factors including gender, age, race, and other characteristics. In addition, the Nominating and Corporate Governance Committee considers whether there are potential conflicts with the candidate’s other personal and professional pursuits.
From time to time, the Board of Directors or the Nominating and Corporate Governance Committee may find it helpful to utilize a third-party search firm to assist in identifying a qualified director candidate pool for consideration.
The Nominating and Governance Committee will consider stockholder recommendations of candidates on the same basis, and under the same criteria, as it considers all other candidates. Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.4(b) of the Company’s Bylaws) to the Corporate Secretary at 2710 Camino Del Sol, Oxnard, CA 93030, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the Company’s Bylaws and under SEC rules concerning nominees, and (c) provide any updates or supplements to such notice at the times and in the forms required by, and otherwise comply with, our Bylaws.
The current members of our Nominating and Corporate Governance Committee are Mr. Beebe (Chair), Ms. Lind, and Mr. Taylor. Each member of the Nominating and Corporate Governance Committee is an independent director under applicable Nasdaq regulations. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Nominating and Corporate Governance Committee met three times during fiscal year 2022.
Board and Committee Evaluations
The Board of Directors recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. Under the leadership of the Chairman of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual evaluation process. The Nominating and Corporate Governance Committee periodically reviews the format and components of the evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board of Directors, its committees, and director performance.
Board Orientation and Education
The Board of Directors believes that director education is important to the ability of directors to fulfill their roles and supports directors in their continuous learning. During Board of Directors and committee meetings, information sessions may also be provided on specific subjects relevant to our business or certain pertinent topics. New directors also participate in our director orientation program.
Director Compensation
In March 2022, following its biennial review of the Non-Employee Director Compensation Policy, and after consultation with the Compensation Committee’s independent compensation consultant, the Compensation Committee recommended, and the Board of Directors adopted, certain changes to our Non-Employee Director Compensation Policy to be effective for fiscal 2022. Such changes included (1) eliminating the initial equity award of $50,000 RSUs made to non-employee directors upon appointment to the Board of Directors and replacing such award with an annual equity award of $100,000 RSUs, pro-rated based on the number of days between the effective date of appointment and the Company’s next annual meeting of stockholders; and (2) providing for a Chairman of the Board of Directors annual equity award grant of $40,000 RSUs in order to recognize the significant additional time and attention to Company matters required of the Chairman. Our Non-Employee Director Compensation Policy consists of the following components:
Director Compensation Program
Annual Cash Retainers
Board Cash Retainer	$60,000
Committee Cash Retainers:
Annual Committee Chair Retainer (in lieu of committee member retainers)
•Audit	$15,000
•Compensation	$10,000
•Nominating and Corporate Governance	$10,000
Annual Committee Member Retainer
•Audit	$7,500
•Compensation	$5,000
•Nominating and Corporate Governance	$5,000
Initial Equity Compensation
Equity Award (RSUs) -pro-rated based on appointment date through next annual meeting of stockholders	$100,000
Annual Equity Compensation
Equity Award (RSUs)	$100,000
Chairman of the Board Equity Award (RSUs)	$40,000
Annual cash retainers are paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service. In accordance with the Non-Employee Director Compensation Policy, each non-employee director who is initially elected or appointed to serve on the Board of Directors is automatically granted RSUs with a value of approximately $100,000 on the date on which such director is appointed or elected to serve on the Board of Directors, pro-rated based on the number of days between the effective date of appointment and the Company’s next annual meeting. Additionally, each non-employee director who is serving on the Board of Directors as of the date of each annual meeting of the stockholders is automatically granted, on such annual meeting date, an RSU award with a value of approximately $100,000, and a non-employee director serving as the Chairman of the Board of Directors is automatically granted additional RSUs with a value of $40,000 on such date.
All equity grants vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the directors’ continued service through the applicable vesting date. In addition, such awards vest in full upon a change in control of the Company (as defined in the Company’s 2020 Incentive Award Plan).
Nonqualified Deferred Compensation Plan
Pursuant to the Company’s Deferred Compensation Plan applicable to non-employee directors, our non-employee directors can elect to defer up to 100% of their annual equity award grant. Annual equity awards that are deferred are credited to a deferred compensation account and vested balances are distributed: (1) at the time of separation either in a lump sum or up to 10 annual installments; (2) pursuant to an in-service election on specified dates of distribution either in a lump sum or up to five annual installments; (3) upon a separation from service due to a change in control either in a lump sum or up to 10 annual installments; and (4) upon death in a lump sum to the director’s beneficiaries.
The unfunded, nonqualified plan structure of the Deferred Compensation Plan is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral accounts are considered general liabilities of the Company and subject to creditor risk in the case of corporate insolvency or bankruptcy.
Messrs. Beebe and Bershad and Ms. Lind participated in the Deferred Compensation Plan during 2022.

Director Stock Ownership Guidelines
The Compensation Committee has adopted robust stock ownership guidelines for non-employee directors equal to five times their annual cash retainer, or, $300,000. Non-employee directors are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines or the director’s appointment to the Board of Directors. After achievement, directors must continue to hold enough shares to maintain such levels while covered by the guidelines. In September 2022, the Compensation Committee approved an amendment to the stock ownership guidelines to remove vested stock options from counting towards achievement of the required threshold holdings. As such, the following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by a director or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares;
•	Unvested RSUs which are subject to time-based vesting only; and
•	Deferred equity under the Nonqualified Deferred Compensation Plan.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
All non-employee directors exceeded the required level of holdings at the time of measurement except for Ms. Mears-Watkins who is on track to meet the requirement within the allotted period of time.
2022 Director Compensation
The following table sets forth information for the fiscal year ended October 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during fiscal year 2022. Mr. Barnard, who serves as our Chief Executive Officer does not receive additional compensation for his service as a director. All compensation paid to Mr. Barnard is reported in the “Summary Compensation Table.”
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen A. Beebe	82,500	104,800	—	187,300
Stephen W. Bershad	60,000	146,725(2)	—	206,725
Luis A. Gonzalez	60,000	104,800	—	164,800
Bonnie C. Lind	80,000	104,800	—	184,800
Jay A. Pack	72,500	104,800	—	177,300
Linda B. Segre	70,000	104,800	—	174,800
Bruce C. Taylor	65,000	104,800	—	169,800
Shaunte D. Mears-Watkins	50,000	152,147(3)	—	202,147
(1)
Represents the grant date fair value of 8,124 RSUs granted to each of our non-employee directors on April 13, 2022 computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $12.90. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices). As of October 31, 2022, Messrs. Beebe, Gonzalez, Pack, and Taylor, and Mses. Lind, Segre, and Mears-Watkins each held 8,124 outstanding unvested RSUs, and Mr. Bershad held 11,374 outstanding unvested RSUs. In addition, as of October 31, 2022, Mr. Pack and Mses. Lind and Segre have 5,028 outstanding vested RSUs deferred under the Non-Employee Director Deferred Compensation Plan.

(2)
Includes an additional 3,250 RSUs granted to Mr. Bershad on April 13, 2022 pursuant to our Director Compensation Program for serving as the Chairman of the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $12.90. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices).

(3)
Includes an additional 2,663 RSUs granted to Ms. Mears-Watkins on December 14, 2021 pursuant to our Director Compensation Program in connection with her appointment to the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $17.78. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices).

EXECUTIVE COMPENSATION
Executive Officers
The Company’s executive officers as of the record date are:
Name	Position	Age	Biography
Stephen J. Barnard	Chief Executive Officer	70	See Item 1: Election of Directors
Bryan E. Giles	Chief Financial Officer	52
Bryan E. Giles has served as our Chief Financial Officer since 2018. Prior to his role as Chief Financial Officer, Mr. Giles was the Vice President of Finance, a role he held since 2012. Before joining Mission, Mr. Giles worked at Tecom Industries Inc., a division of Smiths Group (LSE: SMGZY), in multiple capacities including Vice President of Finance & Administration and Vice President of Finance – MSS Technology Group. Prior to this, Mr. Giles started his career at Deloitte & Touche LLP.

Mr. Giles is a Certified Public Accountant licensed in the state of California (inactive). Mr. Giles received a Bachelor of Science degree and a Master of Business Administration degree from California State University, Northridge.

Timothy A. Bulow	President and Chief Operating Officer	57
Timothy A. Bulow has served as our President and Chief Operating Officer since July 2022. Prior to his joining the Company, Mr. Bulow was the Chief Operating Officer of Minor Education, part of Minor International Pcl which is one of the largest hospitality, restaurant, and lifestyle companies in the Asia Pacific, a role he held since 2019. From 2012 to 2019, Mr. Bulow held various senior executive roles at Laureate International Universities, a global network of degree-granting educational institutions. Previously, Mr. Bulow held various management positions in marketing at General Mills, Inc. (NYSE: GIS), a multinational manufacturer and marketer of branded consumer foods, for 15 years. He has also held various roles in accounting, finance, and strategy at PepsiCo, Inc. (NASDAQ: PEP), one of the world’s leading food and beverage companies.

Mr. Bulow holds a B.S. from Tennessee Tech University and an MBA from Harvard Business School.

Juan A. Wiesner	Director of South American Operations	69
Juan A. Wiesner has served as our Director of Operations, South and Central America since 2018. Prior to this, Mr. Wiesner served as an executive of Grupo Arato, an avocado farming and services company in Peru, from 2014 to 2018. Previously, Mr. Wiesner served as the chief executive officer of Camposol S.A., one of the largest agricultural companies in South America, from 1998 to 2007.

Mr. Wiesner received a civil engineering degree from Universidad Nacional de Colombia.

Name	Position	Age	Biography
Joanne C. Wu	General Counsel and Secretary	41
Joanne C. Wu has served as our General Counsel and Secretary since March 2021. Prior to this, Ms. Wu was the Assistant General Counsel at Public Storage (NYSE: PSA), the world’s largest owner, operator, and developer of self-storage facilities, from 2019 to February 2021. Prior to Public Storage, Ms. Wu served as the Associate General Counsel and Assistant Secretary at Dine Brands Global, Inc. (NYSE: DIN), one of the world's largest full-service dining companies and franchisor of Applebee's Grill + Bar and IHOP, from 2014 to 2019. Ms. Wu also previously served as Counsel at Amgen Inc. (NASDAQ: AMGN), one of the world's largest independent biotechnology companies, from 2010 to 2014. Ms. Wu began her career as an associate in the Los Angeles office of Latham & Watkins LLP in 2007.

Ms. Wu received a Bachelor of Science degree in Business Administration from the Haas School of Business at the University of California, Berkeley, and a Juris Doctor degree from the University of Southern California.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs, who for fiscal 2022 were:
•	Stephen J. Barnard, Chief Executive Officer
•	Timothy A. Bulow, President and Chief Operating Officer
•	Bryan E. Giles, Chief Financial Officer
•	Juan A. Wiesner, Director of South American Operations; and
•	Joanne C. Wu, General Counsel and Secretary
Fiscal 2022 Performance Highlights
Our business experienced a number of operational challenges early on in the fiscal year with our transition to a new ERP system. While our operations largely recovered from these setbacks beginning with the second quarter, our financial results continued to be impacted by significant cost inflation, limited supply of fruit out of Mexico, our largest sourcing region, as well as sub-optimal sizing of our owned Peruvian fruit. As a result, we fell short on several financial performance metrics, including adjusted operating income which drives our annual cash incentive plan.
While the business faced some headwinds and challenges, we nevertheless achieved several key successes and milestones. We generated $1 billion of revenue (a 17% increase compared to prior year) for the first time in our Company’s nearly 40-year history. Additionally, we made significant inroads with Peruvian programs on our owned production and converted several large retailers to Peruvian product for the first time. We continued to demonstrate the value of our vertically integrated global sourcing network and delivered for our customers amidst an industry environment plagued with short supply and high pricing. Importantly, we also continued to make investments in expanding our global footprint, a critical element of our long-term growth strategy, with the development of a new distribution center in the United Kingdom.

Highlights of 2022 Compensation Program for NEOs
The following summarizes the key elements of total direct compensation for fiscal 2022 for our NEOs: base salary, annual cash incentive, and long-term equity incentives.
BASE SALARY	ANNUAL CASH INCENTIVE	LONG-TERM EQUITY INCENTIVE

Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role.

Reviewed annually and adjusted when appropriate to maintain market competitiveness.

Increases are not automatic nor guaranteed.
Annual cash incentives based on adjusted operating income performance with pre-established goals that align with our budget. Individual performance considered.
Long-term equity incentive program with forward-looking equity awards intended to motivate and reward executives for future growth and financial performance and align the interests of executives and stockholders.

Introduction of a mix of time-vested RSUs and three-year performance-based PSUs that cliff vest if and when earned. Prior to our IPO in October 2020, we only granted options. We did not grant any annual equity awards to our NEOs in fiscal 2021.

2022 salary increases for our NEOs ranged from approximately 2.4% to 12.5%, to better align with the median of our peer group.
2022 annual cash incentives paid out at 0% of target bonus opportunity based on failure to achieve the threshold level of performance on adjusted operating income goals. No adjustments were made to bonuses for the NEOs for individual performance.

Mr. Wiesner did not participate in our annual cash incentive plan, and also received no cash bonus for fiscal 2022.

Mr. Bulow received a guaranteed annual cash incentive payout per his offer letter of $54,170.

Our 2022 long-term equity incentive grants comprised a mix of 70% RSUs and 30% PSUs. PSUs are earned at the end of the three-year performance period based on pre-established cumulative adjusted net income per share goals. RSUs vest 1/3 per year following grant, subject to continued service.

The total value awarded to each NEO was as follows:

Barnard: $2,000,000

Giles: $500,000

Wiesner: $500,000

Wu: $350,000

Mr. Bulow started with the Company on July 12, 2022 and did not receive a 2022 long-term equity incentive grant.

Base Salary
After reviewing market data and benchmarking provided by Pearl Meyer, the Compensation Committee increased base salaries for fiscal 2022 to move closer to market competitive rates, with our Chief Financial Officer receiving a 12.5% increase, our Director of South American Operations receiving a 2.4% increase, and our General Counsel and Secretary receiving a 11.4% increase. Our Chief Executive Officer received a modest 3.3% increase, in line with the annual cost of living increase for all employees.
Mr. Wiesner also receives additional annual cash compensation based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to gross profits and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for fiscal 2022 was $18,376.

Annual Cash Incentive
Annual cash incentive awards are designed to reward annual performance of objective goals tied to our budget and individual contributions that support business results and execution of the Company’s strategy. Awards for our NEOs, other than Mr. Wiesner, are determined based on our annual cash incentive plan, with payouts determined based on a formulaic approach of company achievement against a predetermined financial measure and may be adjusted based on each NEO’s individual performance.
Base Salary	X	Target Bonus Percentage	X	Company Performance Achievement	+/-	Individual Performance Adjustment, if any	=	Annual Incentive Payout
The 2022 annual cash incentive plan utilized adjusted operating income as the metric for determination of annual cash incentive payouts. Adjusted operating income has been used historically by the Company as a key performance indicator and is well understood by the Company’s stockholders, investment community, and employees. Operating income is also a prevalent metric in short-term incentive plans among the Company’s peers and the broader market.
For 2022, target bonus opportunity under the annual cash incentive plan ranged from 100% of base salary for our Chief Executive Officer to 75% of base salary for our other participating NEOs, with potential payouts that ranged from 50% for threshold performance to 200% for maximum performance on our adjusted operating income goal. These amounts remained unchanged from prior years.
For 2022, the Company achieved 22% of the target adjusted operating income goal, resulting in a payout percentage of 0% of target bonus opportunity. Due to the operational failures associated with our ERP conversion, the challenges associated with sub-optimal fruit sizing on our owned Peruvian production, limited fruit supply out of Mexico, and persistent cost inflation, no payouts were made to our NEOs under our annual cash incentive plan, except for a guaranteed payout to our newly hired President and Chief Operating Officer, consistent with his offer letter. The 0% payout under our annual cash incentive plan reinforces our commitment to a pay-for-performance philosophy.
Mr. Wiesner does not participate in our annual cash incentive plan; instead, he is eligible for a discretionary bonus based on the Chief Executive Officer’s assessment of Mr. Wiesner’s performance. Given the challenges with sizing of fruit out of the Company’s owned farms in Peru, along with the overall performance of the Company and internal pay-equity considerations, our Chief Executive Officer and Mr. Wiesner concurred that Mr. Wiesner would not receive a bonus payout for fiscal 2022.
Mr. Bulow joined the Company in July 2022. Per the terms of Mr. Bulow’s offer letter dated April 22, 2022, he was guaranteed a minimum payout of 50% of his target bonus opportunity, pro-rated based on the amount of time between his start date and October 31, 2022. As such, Mr. Bulow’s payout totaled $54,170.
Introduction of Long-Term Equity Incentive Program – Mix of PSUs and RSUs
After extensive review and discussions, during the first quarter of 2022, the Compensation Committee approved a new long-term equity incentive program for fiscal 2022. In order to: (1) better tie our compensation to our long-term growth strategy; (2) align our executive’s interests to the interests of our stockholders; and (3) emphasize our pay-for-performance philosophy, the Compensation Committee introduced PSUs to the annual long-term equity mix. In addition, to ensure retention value and tie a meaningful portion of our NEOs’ pay packages to stock price performance, the Compensation Committee also introduced RSUs to the equity mix. Prior to our IPO, we only granted stock options, and no equity awards were granted in fiscal 2021 (in part due to the Compensation Committee’s deliberations regarding the implementation of an appropriate long-term incentive program for a public company). For fiscal 2022, the inaugural year of this program, the Compensation Committee determined to assign 70% of the award value to RSUs and 30% to PSUs. The percentage of PSUs comprising total annual equity long-term value increased to 40% in fiscal 2023 and is expected to increase to 50% in fiscal 2024.

The 2022-2024 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals over the three-year performance period running from November 1, 2021 – October 31, 2024, as illustrated in the following table. The number of shares that may be earned and paid ranges from 50% of target PSUs granted for threshold performance of 70% of the target performance goal, 100% for achieving the target performance goal, and 200% for achieving the maximum performance of 130% of the target performance goal; no amounts are earned for performance below threshold level.
	Threshold	Target	Maximum
Performance Range (% of cumulative 3-year adjusted net income (ANI)/share)	70%	100%	130%
PSUs earned as a % of target	50%	100%	200%
RSUs under the long-term equity incentive program vest ratably over three years, subject to continued service through the vesting date.
Stock Ownership Guidelines and Clawback Policy
The Company has robust stock ownership guidelines requiring our Chief Executive Officer to hold 5x, our President and Chief Operating Officer and our Chief Financial Officer 3x, and our other NEOs 1x, their respective base salary within 5 years. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards; and/or (2) reductions in future long term equity incentive awards or other equity grants, at the discretion of the Compensation Committee. In fiscal 2022, consistent with best practices, the Compensation Committee determined that vested unexercised stock options would no longer count toward the ownership guidelines. Only shares of common stock directly or indirectly owned and unvested RSUs subject to time-based vesting are counted towards satisfaction of the holding requirements.
In the first quarter of fiscal 2022, the Compensation Committee adopted a Clawback Policy that permits the recoupment of certain executive incentive compensation in the event the Company’s financial statements are restated or corrected due to material noncompliance with financial reporting requirements under the federal securities laws, or if the Board of Directors reasonably determines a material misstatement has occurred.
Continued Best Practices
We do not have any employment agreements with our executive officers. We also do not have any formalized severance or change in control cash compensation arrangements with our NEOs. We do not provide for single or double trigger equity award acceleration for our RSUs. Our PSUs provided limited assumed target performance in the event of death and disability (pro-rated for time served), and in the event of a change in control in which the award is not assumed or replaced.
Compensation Philosophy and Objectives
In 2021, our Compensation Committee performed, with the assistance of its compensation consultant, Pearl Meyer, an extensive review of the Company’s compensation philosophy and objectives and implemented new programs that are consistent with such objectives and compensation best practices. In fiscal 2022, the Compensation Committee reviewed the compensation philosophy and objectives set in 2021 and affirmed that the existing compensation philosophy continued to be appropriate for the Company.

The Compensation Committee is committed to creating a competitive compensation program that supports the Company’s mission and values and facilitates successful execution of our business goals. We believe our compensation program should support and reinforce our goals for growth, financial performance, and leadership development while aligning the interests of our executives and stockholders. The three key pillars of our compensation philosophy are:

Compensation Policies and Practices
Our compensation philosophy is intended to guide the decisions that the Compensation Committee makes each year regarding executive officer compensation. The Compensation Committee operationalizes its compensation philosophy in the following ways:
Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Enable Mission to attract and retain high caliber talent	• Target total compensation levels and incentive opportunities at market competitive levels. • Provide flexibility in structuring sign-on (hire) and promotional awards.
Link pay and performance
• Annual cash incentive plan uses a prospective formulaic approach based on pre-established threshold/target/maximum adjusted operating income goals.
• PSU component of long-term equity incentive plan uses cumulative adjusted net income per share metric, which is communicated in quarterly earnings to stockholders and serves as a key performance indicator and input for analyst stock price targets.
• A clawback policy enabling incentive compensation to be recouped.

Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Create alignment with stockholders
• Our compensation program utilizes a mix of multi-year PSUs and time-vested RSUs, with 70% RSUs and 30% PSUs for fiscal 2022, 60% and 40%, respectively for fiscal 2023, and a 50/50 split anticipated for fiscal 2024.
• PSUs are earned based on our performance against pre-established cumulative adjusted net income per share goals for the three-year performance period, thereby encouraging long-term value creation in alignment with the interests of our stockholders.
• Total annual equity grants as a percentage of shares outstanding (burn rate) is reasonable relative to peers.
• Adoption of robust stock ownership guidelines ensures long-term alignment with stockholders.
• Adoption of Executive Equity Deferral Plan encourages executive retention of equity awards, further aligning their interests with stockholders.

The Compensation Committee evaluates the following components when making determinations regarding executive officer compensation:
Pay Magnitude
• Peer group data and comparisons are used with consideration given to the Company’s relative positioning on revenue, net income, market capitalization, and market capitalization divided by revenue
• Size-appropriate compensation survey data is also used to fill data gaps and provide an additional layer of market data comparisons
• Careful attention is paid to ensuring internal equity and retention

Role of Market Data	• General philosophy to target market median competitive ranges depending on the circumstances • Flexibility to reflect variations as appropriate based on unique individual factors
Mix of Pay
• Emphasis on variable at-risk compensation
• Significant portion of compensation should be based on long-term equity incentives
• Appropriate balance between annual and multi-year components based on performance

Risk Orientation
• Incentive plans should have appropriately challenging targets for threshold, target, and maximum payouts
• Over 100% payout upside opportunities pursuant to annual cash incentive plan and PSUs provide ample leverage while the 200% cap mitigates against windfall payouts

Use of Discretion	• Very limited use of discretion ensures transparency and maintains integrity of plan designs
Stockholder Alignment	• Program design and pay outcomes should reflect a significant mix of equity, increasing alignment and balancing stockholder interests with internal motivation/retention needs
Compensation Risk Management and Best Practices
The Compensation Committee’s independent compensation consultant, Pearl Meyer, conducted a risk assessment in 2022 regarding the Company’s compensation policies and practices as they apply to all employees, including the NEOs. Pearl Meyer reviewed the design features and performance metrics of the Company’s cash and stock-based incentive programs along with the approval mechanisms associated with each and based, in part, on this risk assessment we believe that the Company’s policies and practices are unlikely to create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, the following actions, practices, and policies are intended to provide for continued alignment with our Compensation Philosophy and/or reduce the likelihood of excessive compensation-related risk-taking:
What we do
✔	Base the vast majority of pay on business performance
✔	Align pay outcomes with performance
✔	Use a trailing 30-day average stock price to determine number of shares granted

What we do
✔	Use a set grant date for annual equity grants to ensure full-year earnings information has been absorbed by the market prior to grant dates
✔	Engage in a rigorous target-setting process for incentive metrics
✔	Adhere to an acceptable equity award burn rate in line with peers
✔	Provide limited perquisites
✔	Prohibit short sales and hedging of the Company’s stock
✔	Adhere to a clawback policy
✔	Abide by stock ownership guidelines for directors and executive officers
What we don’t do
X	No single trigger or double trigger acceleration in connection with a change in control or severance for RSUs
X	No formalized executive severance benefits
X	No employment contracts
X	No repricing of underwater stock options
X	No tax gross-ups on perquisites (except for relocation)
Peer Group and Benchmarking
Market data, including information for peer group companies and from compensation surveys, is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking. The Compensation Committee uses market compensation information to understand how other comparable public companies design executive compensation to assist the Company in offering competitive compensation levels to attract and retain exceptional executives.
The Compensation Committee annually reviews the composition of our peer group to ensure that each company’s relevant attributes remain comparable to ours. The Compensation Committee believes it is appropriate to focus on companies with similar characteristics based on total revenues, market capitalization, and industry (by primary GICS classification). These are representative companies that face many of the same strategic and operational considerations we do and against whom we compete for executive talent.
The Compensation Committee approved the following companies as our fiscal 2021 peer group to review and inform our fiscal 2022 compensation decisions. Dole plc, Sovos Brands, Inc. and Tootsie Roll Industries, Inc were added to the peer group for fiscal 2023:
Peer Group
B&G Foods BellRing Brands Calavo Growers CalMaine Foods Dole plc – new for fiscal 2023 Farmer Bros Fresh Del Monte Produce Hostess Brands J&J Snack Foods John B. Sanfilippo & Son
Lancaster Colony Corporation
Landec Corporation
Seneca Foods
Sovos Brands, Inc. – new for fiscal 2023
SunOpta
The Hain Celestial Group
The Simply Good Foods Company
Tootsie Roll Industries, Inc. – new for fiscal
2023
Utz Brands

The following table illustrates the market capitalization and revenue statistics for the peer group and the Company’s relative position across these metrics as reviewed by the Compensation Committee in connection with fiscal 2022 compensation decisions.
Peer Group Data	Revenues (millions)(1)	Market Capitalization (millions)(2)	Market Capitalization / Revenues (millions)
25th Percentile	$848	$971	$0.8
50th Percentile (median)	$1,019	$1,440	$1.2
Average	$1,308	$1,851	$1.5
75th Percentile	$1,379	$2,314	$1.9
Mission Percentile	$862 27th	$1,395 48th	$1.6 67th
(1)	Revenues as of most recent FYE as of 8/1/2021
(2)	Market capitalization as of 8/20/2021
In March 2022, the Compensation Committee commenced its review of the peer group, and in June 2022, the Compensation Committee determined to add Dole plc, Sovos Brands, Inc., and Tootsie Roll Industries, Inc. to the peer group given their business comparability and relative financial size. The following table illustrates market capitalization and revenue statistics for the current peer group, including the additions made in 2022 for 2023 compensation decisions, and the Company’s relative position across these metrics as of June 2022.
Peer Group Data	Revenues (millions)(1)	Market Capitalization (millions)(2)	Market Capitalization / Revenues
25th Percentile	$875	$782	0.6
50th Percentile (median)	$1,247	$1,430	0.9
Average	$1,676	$1,652	1.4
75th Percentile	$1,572	$2,447	2.1
Mission Percentile	$979 30th	$1,015 38th	1.0 54th
(1)	Trailing 12-month (4 quarter) revenues as of 6/20/2022
(2)	Market capitalization as of 6/20/2022
Role of the Compensation Committee
In accordance with its charter, the Compensation Committee determines and approves the compensation of our Chief Executive Officer and other NEOs. Annually, the Compensation Committee conducts a comprehensive 360 degree review of the Chief Executive Officer’s performance within the context of the financial and operational goals of the Company and the Chief Executive Officer’s leadership effectiveness in driving the organization forward.
The Compensation Committee reviews the Company’s executive compensation plans throughout the fiscal year. Decisions concerning annual salary increases, the approval of annual cash incentives, the design and objectives of each year’s cash and equity incentive plans and the granting of long-term incentive awards are typically made in the first quarter of each fiscal year after a series of meetings among the Compensation Committee, its compensation consultant, the Chief Executive Officer and other members of the executive team as necessary. The Compensation Committee considers the feedback of the Chief Executive Officer regarding other NEOs’ performance. The Compensation Committee performs this analysis on an annual basis as part of its oversight function with respect to executive compensation.
In addition, the Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to engage and terminate any compensation consultant to assist in the evaluation of director or executive compensation and has the sole authority to approve the fees and other terms of retention of such compensation consultants.

The Compensation Committee has engaged Pearl Meyer since 2021 to advise on a variety of subjects, which for fiscal 2022 included peer group composition and benchmarking, executive compensation philosophy and strategy, incentive plan and equity plan design, overall compensation plan design and trends, pay-for-performance analytics, director compensation, and other compensation topics. While Pearl Meyer provided data and analyses and made recommendations for the compensation program, the Compensation Committee, or the Board of Directors, made all decisions regarding the compensation of the NEOs and our directors.
Fiscal 2022 Compensation Decisions
Base Salary
Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities and service in key leadership roles. Base salary provides competitive levels of fixed compensation determined by the market value of the position, and the qualifications, experience, and performance expectations of each NEO for his/her position. Market-competitive base salaries help attract and retain executive talent. The Compensation Committee annually reviews the base salary of our NEOs and makes adjustments when appropriate based on an assessment of the role, performance, and market competitiveness. The Compensation Committee may also make periodic adjustments in connection with promotions or changes in responsibility.
In the first quarter of fiscal 2022, our Compensation Committee approved increases to base salaries, in part, to better align certain of our NEOs with the market median of our peer group and compensation survey data. In doing so, the Compensation Committee considered data provided by Pearl Meyer indicating that our NEOs’ base salaries were well below market median, and in some instances, near or below the 25th percentile of market. Our Chief Financial Officer received a 12.5% increase, our Director of South American Operations received a 2.4% increase, and our General Counsel and Secretary received a 11.4% increase. Our Chief Executive Officer received a modest 3.3% increase, in line with the annual cost of living increase for all employees. The Compensation Committee, in setting Mr. Wiesner’s base salary, also takes into account the additional annual cash compensation he receives based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the gross profits and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for 2022 was $18,376 and is not included in the base salary table below.
In determining Mr. Bulow’s annual base salary at the time of his appointment in July 2022, the Compensation Committee considered market data for Chief Operating Officers and also took into consideration the additional responsibilities for the President role.
The table below sets forth the base salaries of our NEOs and reflects the 2022 adjustments that were made to better align with the competitive market.
NEO	Base Salary
	Fiscal 2021 ($)	Fiscal 2022 ($)
Stephen J. Barnard	750,000	775,000
Timothy A. Bulow	N/A	475,000(1)
Bryan E. Giles	400,000	450,000
Juan A. Wiesner	424,360	435,000
Joanne C. Wu	350,000	390,000
(1)	Mr. Bulow joined the Company on July 12, 2022; amount reflects Mr. Bulow’s annual base salary.
Annual Cash Incentives and New Hire Bonus
In December 2021, the Compensation Committee approved the 2022 annual cash incentive plan, including threshold, target, and maximum performance ranges, adjusted operating income goals, and bonus pool payout percentages, on substantially similar terms (other than target goals) as in fiscal 2021.
There were no changes to target bonus opportunities in fiscal 2022. Each NEO’s target bonus percentage for 2022 was set as follows: Mr. Barnard – 100% of base salary, Mr. Giles – 75% of base salary, and Ms. Wu – 75% of base salary. Upon Mr. Bulow’s hire, the Compensation Committee set his target bonus percentage at 75% of base salary in alignment with the other NEOs, excluding the CEO. In each case, the percentage of base salary is based on such NEO’s base salary as of the last day of the fiscal year. Mr. Wiesner does not participate in the annual cash incentive plan.

Threshold performance under the annual cash incentive plan was set at 70% of target such that any achievement on adjusted operating income goals below that amount would result in a zero payout. Conversely, maximum payouts were capped at 200% corresponding to achievement at 130% or more of the target adjusted operating income goal. The following sets forth the goals, operation of the annual cash incentive plan, and the actual performance achievement and payout percentage for fiscal 2022. Linear interpolation is utilized between the levels of achievement.
	Threshold	Target	Maximum	Actual
Performance Range (% of targeted FY 2022 Adjusted Operating Income)	70%	100%	130%	22%
Original FY 2022 Operating Income Goals	$45,620,252	$65,171,789	$84,723,325	N/A
Final FY 2022 Adjusted Operating Income Goals, after adjustments (see below)	$42,003,119	$60,004,456	$78,005,792	$13,353,219
Bonus Pool Payout (% of target)	50%	100%	200%	0%
Individual payouts are then subject to adjustment based on the Compensation Committee’s review of the Chief Executive Officer’s assessment of each NEO’s contributions and performance. No payouts were modified by the Compensation Committee for fiscal 2022.
The operating income goal for 2022 was set by the Compensation Committee at the commencement of the performance period and aligned with internal budgeted adjusted operating income. The Compensation Committee believed that adjusted operating income goals were set at an appropriately rigorous level to account for anticipated growth while taking into consideration the uncertainties concerning inflationary pressures and supply chain issues that were envisioned at the time the goals were set.
In calculating adjusted operating income, the Compensation Committee made certain adjustments, consistent with plan parameters, as shown in the table below, to eliminate the impact of certain non-recurring items such as costs associated with ERP development, stock compensation expense, non-productive farming leases, M&A transaction costs, and other one-time adjustments in our Marketing and Distribution and International Farming segments regarding asset disposals:
Total Consolidated Operating Income at Target	$65,171,789
Adjustments	($5,167,333)
Total Adjusted Consolidated Operating Income at Target	$60,004,456
For 2022, the Company achieved 22% of the target adjusted operating income goal, resulting in a payout percentage of 0%. No discretion or adjustments were made to the payouts to our NEOs under the annual cash incentive plan. As such, our NEOs did not receive an annual cash incentive award (other than Mr. Bulow’s minimum guaranteed payout that was negotiated in connection with his hiring), thereby reinforcing our strong commitment to a pay-for-performance philosophy.
The following table illustrates actual payouts under the 2022 annual cash incentive plan versus target payouts.
NEO(1)	Target payout (100% achievement at 100% payout) ($)	Actual payout ($)
Stephen J. Barnard	775,000	0
Timothy A. Bulow	108,340	54,170 (1)
Bryan E. Giles	337,500	0
Joanne C. Wu	292,500	0
(1)	Mr. Bulow received a guaranteed payout at 50% of his target bonus potential, pro-rated based on start date of July 12, 2022 per his offer letter dated April 26, 2022.
Mr. Wiesner is based in Peru and oversees our South and Central American operations, which includes our international farming and blueberries segments. Mr. Wiesner does not participate in our annual cash incentive plan; instead, he is eligible for a discretionary bonus based on the Chief Executive Officer’s assessment of Mr. Wiesner’s performance. Given the challenges with sizing of fruit out of the Company’s owned farms in Peru, along with the overall performance of the Company and internal pay-equity considerations, our Chief Executive Officer and Mr. Wiesner concurred that Mr. Wiesner would not receive a bonus payout for fiscal 2022.

In order to attract and induce Mr. Bulow to join the Company, the Compensation Committee approved a new hire cash bonus of $350,000 for Mr. Bulow. In the event Mr. Bulow terminates employment, or the Company terminates Mr. Bulow’s employment for cause, during the three years succeeding his July 12, 2022 hire date, Mr. Bulow must repay the bonus on a pro-rated basis based on the length of time between his departure and three years from his hire date.
Long-Term Equity Incentives
Introduction of Long-Term Equity Incentive Program Comprised of PSUs and RSUs
The Company grants long-term incentive equity compensation to reward performance over the longer term and to align the interests of key employees with stockholders. Prior to our IPO in October 2020, we only granted stock options.
In the first quarter of 2022, after extensive review and discussion, the Compensation Committee approved a long-term equity incentive program comprised of a mix of three-year performance-based PSUs and time-vesting RSUs in order to encourage long-term performance-based value creation and to facilitate retention.
For fiscal 2022, the inaugural year, the Compensation Committee assigned 70% of the award value to RSUs and 30% to PSUs. The Compensation Committee has transitioned the mix to be more heavily based on PSUs, with 60% RSUs and 40% PSUs for fiscal 2023, and expects to implement a 50/50 split between RSUs and PSUs for fiscal 2024 and beyond. The 2022 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals at threshold, target, and maximum over the three-year performance period commencing November 1, 2021 through October 31, 2024. Payout levels range from 50% to 200%, with 50% of PSUs earned for performance at threshold (70% of target), 100% PSUs earned for performance at target, and 200% PSUs earned for performance at maximum (130% of target). No PSUs are earned for performance below threshold levels. RSUs under the long-term equity incentive program vest ratably over three years following the date of grant, subject to continued employment with us through the vesting dates.
The Compensation Committee determined that cumulative adjusted net income was an appropriate metric because it incentivizes performance over a multi-year period, and adjusted net income is utilized in the Company’s financial modeling and disclosed to stockholders as part of our quarterly and year-end results. In setting the adjusted net income per share goals for fiscal 2022, the Compensation Committee considered a number of factors, including the Company’s financial forecasts and existing market and competitive conditions. Based on these factors, the Compensation Committee determined that the targets set would be appropriately challenging for the Company to achieve and would result in delivery of meaningful stockholder value.
All outstanding PSUs are forfeited upon an executive’s voluntarily termination or termination for cause. In the event of:
(i) death or disability, the number of PSUs earned is based on target performance and are pro-rated based on the number of months of service during each performance period;
(ii) termination by the Company without “Cause” or by executive for “Good Reason”, the number of PSUs earned is based on actual performance at the end of the performance period, pro-rated based on number of months of service during each performance period; and
(iii) upon a Change-in-Control, if outstanding awards are not continued, converted, assumed, or replaced with a substantially similar award, the number of PSUs earned is based on target performance, without pro-rating.
All outstanding RSUs are forfeited for all terminations prior to vesting, and there is no accelerated vesting in connection with a change in control.
Long-Term Equity Incentive Annual Grant Values for Fiscal 2022
No annual equity awards were granted to our NEOs in fiscal 2021, in part due to the Compensation Committee’s deliberations regarding implementation of an appropriate long-term incentive program for a public company. In the first quarter of fiscal 2022, the Compensation Committee determined to award long-term equity incentives for fiscal 2022, the values of which were informed in part by ranges around market median long-term equity values among our peer group and are designed to increase the amount of at-risk compensation tied to our stock price and financial performance as well as long-term value creation. Mr. Bulow joined the Company in July 2022 and did not participate in our 2022 long-term equity award program. Mr. Bulow’s offer letter provided for a guaranteed $500,000 long-term equity value for fiscal 2023.

NEO	Fiscal 2022 Total Equity Award Value	Fiscal 2022 RSUs Award Value (70% of total)	Fiscal 2022 PSU Award Value (30% of total)
Stephen J. Barnard	$2,000,000	$1,400,000	$600,000
Bryan E. Giles	$500,000	$350,000	$150,000
Juan A. Wiesner	$500,000	$350,000	$150,000
Joanne C. Wu	$350,000	$245,000	$105,000
2022 Compensation Program Target Pay Mix
Beginning with fiscal 2022, the Compensation Committee approved a compensation pay mix that includes performance-based long-term equity incentive compensation as a meaningful component. The Compensation Committee believes that a greater emphasis on at-risk long-term equity incentive compensation supports the Company’s long-term growth orientation and stockholder alignment and focuses on leadership development over the long- rather than short-term.
The following pay mix charts shows fiscal 2022 compensation for our CEO and other NEOs at target performance achievement and demonstrates the Compensation Committee’s commitment to ensuring an overwhelming majority of NEO compensation is based on performance and aligned with stockholders.

2023 Compensation Design
For fiscal 2023, the Compensation Committee did not approve any base salary increases for Mr. Barnard, Mr. Bulow, and Mr. Wiesner. The Compensation Committee approved modest increases to base salaries for Mr. Giles and Ms. Wu that were in line with, or slightly above, the levels approved for employees at-large. Increases were made to move Mr. Giles and Ms. Wu more in line with the 50th percentile of market.
For the fiscal 2023 annual cash incentive plan, the Compensation Committee approved a design that was largely in line with the fiscal 2022 annual cash incentive plan design, except that the Compensation Committee determined to allocate 80% of target bonus potential to achievement of adjusted operating income goals, in line with prior year, and 20% to individual performance.
The design for the long-term equity incentive program for fiscal 2023 remains largely the same as prior year, except that the allocation between RSUs and PSUs for the NEOs shifted more heavily in favor of PSUs, with 60% allocated to RSUs, and 40% to PSUs. The annual long-term equity values granted to Messrs. Barnard and Wiesner for fiscal 2023 remained the same as granted in fiscal 2022. The Compensation Committee approved increases in long-term equity value for Mr. Giles and Ms. Wu to better approximate the median compensation for their positions at our peer group companies. Mr. Bulow’s long-term equity value for fiscal 2023 was set in his April 26, 2022 offer letter, which was based in part on market data and negotiations with Mr. Bulow.

The essential elements of our 2023 compensation program are as follows:
Compensation Type		Pay Element	2023 Compensation Program Design
Fixed Pay	Cash Compensation	Base Salary
Base salaries were set as follows for our NEOs: Mr. Barnard - $775,000, Mr. Bulow - $475,000,
Mr. Giles - $472,500, Mr. Wiesner - $435,000, and Ms. Wu - $416,000.

Mr. Barnard and Mr. Wiesner did not receive a base salary increase for fiscal 2023.

At-Risk Pay		Annual Cash Incentive
80% weighted towards performance against adjusted operating income goals at threshold, target, and maximum, and 20% weighted towards individual performance. Other design elements consistent with 2022 annual cash incentive plan.

2022 bonus targets (as a percentage of base salary) were unchanged as follows: Mr. Barnard – 100%, Mr. Bulow – 75%, Mr. Giles – 75%, Ms. Wu – 75%.

Mr. Wiesner does not participate in the annual cash incentive plan; 2023 cash bonus will be based on individual performance in line with historical approach.

	Equity Compensation	Time-Vested RSUs
60% of total long term equity award in the form of RSUs which vest ratably over three years, based on continued service with the Company.

RSU award values were granted as follows: Mr. Barnard – $1,200,000, Mr. Bulow - $300,000, Mr. Giles – $408,000, Mr. Wiesner – $300,000, and Ms. Wu – $300,000.

Three-Year Performance-Based Stock Units
40% of total long term equity award in the form of PSUs based on achievement of pre-established three-year cumulative adjusted net income per share over three-year performance period (November 1, 2022- October 31, 2025) at threshold, target, and maximum.

Cliff vesting subject to performance achievement at end of performance period.

PSU award values were set as follows: Mr. Barnard – $800,000, Mr. Bulow – 200,000, Mr. Giles – $272,000, Mr. Wiesner – $200,000, and Ms. Wu – $200,000.

Perquisites
We believe that providing certain limited perquisites to our NEOs is necessary and appropriate to provide a competitive, well-rounded compensation package. We pay for health insurance premiums for certain of our senior executives, including our NEOs. We also provide group term life insurance for our NEOs. We provide Mr. Giles, Mr. Bulow, and Ms. Wu with a monthly car allowance and Mr. Barnard with the use of a company-owned car. We provide relocation assistance, including for Mr. Bulow in fiscal 2022, in the form of reimbursement of certain relocation expenses. Except for relocation benefits, we do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company. We also provide for limited Company-paid personal use of chartered aircraft for our CEO.

Executive Stock Ownership Guidelines
Certain of our executive officers, including our NEOs, are subject to robust stock ownership guidelines approved by the Compensation Committee:
Position/Title	Stock Ownership Guideline ($ value)
CEO	5x annual base salary
CFO / President / COO	3x annual base salary
Other Section 16 Officers / SVPs	1x annual base salary
Executives are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines or their appointment to the relevant position. After achievement, executives must continue to hold enough shares to maintain such levels while covered by the guidelines. In September 2022, the Compensation Committee approved an amendment to the stock ownership guidelines to remove vested stock options from counting towards achievement of the required threshold holdings. As such, the following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by an executive or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares; and
•	Unvested RSUs which are subject to time-based vesting only.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
All NEOs serving as of October 31, 2022 exceeded the required level of holdings except for Ms. Wu and Mr. Bulow who joined the Company on March 8, 2021 and July 12, 2022, respectively. Ms. Wu is not required to be in compliance until September 2026, and Mr. Bulow is not required to be in compliance until July 2027.
Clawback Policy
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. To that end, in November 2021, the Compensation Committee approved a clawback policy applicable to current and former Section 16 officers of the Company.
The clawback policy permits the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. Specifically, following any restatement or correction of the Company’s financial results due to material non-compliance with any financial reporting requirement under the federal securities laws (or if the Board of Directors reasonably determines that financial results have been materially misstated), the Company may recoup any incentive compensation paid or granted in excess of what would have been paid or granted after giving effect to the restatement or correction during the three years preceding such misstatement or correction. Incentive compensation subject to recoupment includes all cash or equity-based incentive compensation, including but not limited to, (i) annual cash bonuses, and (ii) long-term equity-based incentive awards, such as restricted stock awards, RSU awards, performance shares units, and option awards.
Hedging Restrictions
Under our Insider Trading Policy, we prohibit our employees, including our executive officers, and Board members, from hedging the risk associated with ownership of shares of our common stock and other securities.

Stockholder Outreach
We believe in maintaining an ongoing dialogue with our stockholders and seek their feedback on a wide range of issues. The Company regularly engages with our stockholders and carefully considers any feedback received, including with regard to our governance practices and executive compensation program. Our management team participated in four investor events in fiscal 2022 and had approximately 50 interactions with our investors during the year.
Executive Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of our NEOs for each of the last three completed fiscal years. Our fiscal year end is October 31.
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)(6)
Stephen J. Barnard, Chief Executive Officer	2022	771,164	—	1,821,201	—	—	77,653	2,670,018
	2021	740,407	—	—	—	487,515	38,169	1,266,091
	2020	700,024	700,024	—	—	700,024	36,385	2,136,457
Timothy A. Bulow, President and Chief Operating Officer (1)	2022	127,890	404,170(6)	—	—	—	35,374	567,434
Bryan E. Giles, Chief Financial Officer	2022	442,338	—	455,296	—	—	65,955	963,589
	2021	390,395	—	—	—	195,006	63,159	648,560
	2020	333,187	262,509	—	450,000	262,509	60,436	1,368,641
Juan A. Wiesner, Director of Operations, South America	2022	453,345(7)	—	455,296	—	—	46,344	954,985
	2021	443,900(7)	35,417	—	—	—	13,171	492,488
	2020	429,324(7)	50,000	—	100,000(8)	—	14,617	593,941
Joanne C. Wu, General Counsel and Secretary	2022	383,870	—	318,705	—	—	67,297	769,872
	2021	215,392	—	164,356	—	142,193	49,941	571,882
(1)	Mr. Bulow joined the Company effective July 12, 2022 as the Company’s President and Chief Operating Officer. Amounts reflect compensation actually paid.
(2)
Except as otherwise provided in these footnotes, amounts represent the discretionary portion of annual cash bonuses determined based on a subjective performance review of the individual’s and the Company’s overall performance for the applicable fiscal year.

(3)
Amounts reflect the grant date fair value of equity awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), based on a closing stock price of our stock on the date of grant and, for our PSUs, a percentage earnout of 100% based on the probable outcome of the financial performance measure (cumulative adjusted net income per share) over the three-year performance period as of the grant date.

For 2022 stock awards, amounts reflect a closing stock price on the grant date of January 3, 2022 of $15.89 per share. Such closing stock price differs from the stock price used to calculate the number of shares awarded (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices). As such, the values reported in the Summary Compensation Table are lower than the values approved by the Compensation Committee.
For the PSUs, cumulative adjusted net income per share is a performance condition as defined under ASC 718. The grant date fair values shown in this table and the “Grants of Plan-Based Awards” table are based on probable outcomes of this performance condition as of the grant date. The following are the grant date fair values of these PSUs based on the probable outcome and if the maximum level of performance on cumulative adjusted net income per share is achieved, resulting in a payout of 200%:
NEO	Grant Date Fair Value of PSUs at Probable Outcome	Grant Date Fair Value of PSUs at Maximum Outcome
Stephen J. Barnard	$546,362	$1,092,724
Bryan E. Giles	$136,590	$273,181
Juan A. Wiesner	$136,590	$273,181
Joanne C. Wu	$95,610	$191,220

(4)
Amounts reflect annual cash incentive awards earned based on the achievement of pre-determined performance criteria set early in the fiscal year. Our performance against adjusted net operating income goals under our fiscal 2022 Annual Cash Incentive Plan was below threshold performance and thus no incentive payments were earned for fiscal 2022.

(5)	All Other Compensation for fiscal 2022 includes the following:
•	401K matching contributions made by the Company for each NEO participating in our 401(k) plan: (i) Mr. Barnard - $12,200; Mr. Bulow - $2,192; Mr. Giles - $12,200; Ms. Wu - $14,354.
•
For Mr. Barnard, health insurance premiums paid by the Company on behalf of Mr. Barnard and the incremental cost to the Company for his personal use of a Company-owned car. In addition, includes $35,580 of aggregate incremental cost to the Company of personal use of Company-paid chartered aircraft.

•
For Mr. Bulow, health insurance premiums paid by the Company on behalf of Mr. Bulow, a monthly car allowance, and limited reimbursement of out-of-pocket relocation expenses of $12,056 and a related tax gross up of $5,403 on such amount.

•	For Mr. Giles, health insurance premiums paid by the Company on behalf of Mr. Giles totaling $29,703 and a monthly car allowance.
•	For Ms. Wu, health insurance premiums paid by the Company on behalf of Ms. Wu totaling $29,539, and a monthly car allowance.
•	For Mr. Wiesner, health insurance premiums paid by the Company on behalf of Mr. Wiesner totaling $46,235.
•	In addition, group term life insurance premiums for all NEOs.
(6)
Amount reflects a $350,000 cash sign-on bonus paid to Mr. Bulow in connection with his hiring as President and Chief Operating Officer on July 12, 2022, and $54,170 minimum guaranteed bonus provided to Mr. Bulow under our fiscal 2022 Annual Cash Incentive Plan in accordance with the terms of his offer letter, based on his start date of July 12, 2022.

(7)
Amounts for Mr. Wiesner include amounts paid pursuant to a profit-sharing scheme for his benefit required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the gross profits and distributed to employees based on compensation and days worked. The amount for Mr. Wiesner under such profit-sharing scheme for 2022 was $18,376, for 2021 was $21,600, and for 2020 was $19,324.

(8)	Reflects options granted to Mr. Wiesner in connection with the Company’s initial public offering that were inadvertently omitted from prior years’ proxy statements.
Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of an award made to an NEO in fiscal 2022 under any compensatory plan.
Name	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(3)
		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Stephen J. Barnard		387,500	775,000	1,550,000
	1/3/2022				17,192	34,384	68,768		546,362(4)
	1/3/2022							80,229	1,274,839
Timothy A. Bulow		54,170	108,339	140,841
Bryan E. Giles		168,750	337,500	675,000
	1/3/2022				4,298	8,596	17,192		136,590(4)
	1/3/2022							20,057	318,706
Juan A. Wiesner
	1/3/2022				4,298	8,596	17,192		136,590(4)
	1/3/2022							20,057	318,706
Joanne C. Wu		146,250	292,500	585,000
	1/3/2022				3,009	6,017	12,034		95,610(4)
	1/3/2022							14,040	223,096
(1)
Represents estimated payouts under our annual cash incentive plan for 2022 based on achievement of a pre-established financial performance metric (adjusted operating income). In December 2022, the Compensation Committee approved annual cash incentive payouts to Mr. Barnard, Mr. Giles, and Ms. Wu at 0% of target bonus opportunity based on the Company’s achievement at 22% of target under the 2022 annual cash incentive plan. Actual payout amounts are included in the Summary Compensation Table. Mr. Wiesner does not participate in our annual cash incentive plan, but also did not receive any discretionary cash bonus for fiscal 2022. Amounts shown for Mr. Bulow reflect the amounts he was eligible to earn based on his July 12, 2022 hire date. Mr. Bulow received the minimum guaranteed payout at 50% of his target bonus opportunity, pro-rated based on his start date of July 12, 2022, per the terms of his offer letter.
(2)
Represents estimated PSU awards under our long-term equity incentive program which are based on achievement of a pre-established financial performance metric (cumulative adjusted net income per share) over a three-year performance period (November 1, 2021 – October 31, 2024). Awards earned, if any, vest at the end of the three-year performance period. The number of PSUs granted (which equals the target number of PSUs) will be multiplied by a payout percentage, which can range from 50% to 200%, to determine the number of PSUs earned at the end of the performance period. Shares of our common stock will be issued on a one-for-one basis for each PSU earned.

(3)	Values are calculated using the closing price of our common stock of $15.89 on the grant date.
(4)
Amounts reflect the grant date fair value of PSUs computed in accordance with ASC 718, based on the closing stock price of our common stock on the date of grant and an operating performance measure percentage earnout of 100% based on the probable outcome of the operating performance measure (cumulative adjusted net income per share) over the three-year performance period as of the grant date.

Outstanding Equity Awards Table
The following table sets forth certain information concerning outstanding equity awards held by the NEOs at October 31, 2022.
	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)(6)
Stephen J. Barnard	1,359,770	340,000(2)	13.74	7/9/2029	80,229(4)	1,335,011	17,192	286,075
Timothy A. Bulow	—	—	—	—	—	—	—	—
Bryan E. Giles	5,000	—	1.81	3/26/2023	20,057(4)	333,748	4,298	71,519
	58,361	62,362(3)	12.00	9/30/2030	—	—	—	—
Juan A. Wiesner	6,929	13,858(3)	12.00	9/30/2030	20,257(4)	333,748	4,298	71,519
Joanne C. Wu	—	—	—	—	19,776(5)	329,073	4,009	66,710
(1)	Value calculated using the closing stock price of our common stock on October 31, 2022 of $16.64.
(2)	These remaining unvested options vest in equal installments on each of July 9, 2023 and 2024, subject to Mr. Barnard’s continued employment through the vesting dates.
(3)	The remaining unvested options vest in equal installments on each of September 30, 2023 and 2024, subject to Mr. Giles’ and Mr. Wiesner’s continued employment through the vesting dates.
(4)	These RSUs vest ratably over three years from the January 3, 2022 date of grant subject to each reporting person’s continued employment through the vesting dates.
(5)
Amounts include 5,736 unvested RSUs granted on March 8, 2021 which vest in equal installments ratably on each of March 8, 2023, 2024, and 2025 and 14,040 unvested RSUs granted on January 3, 2022 which vest ratably over three years from the date of grant, subject to Ms. Wu’s continued employment through the vesting dates.

(6)
Represents PSUs granted pursuant to our 2022 long-term equity incentive program for the three-year performance period from November 1, 2021 through October 31, 2024, multiplied by a 50% payout percentage based on threshold performance. As required by SEC rules, the threshold payout percentage is disclosed in the table because the estimated payout percentage as of October 31, 2022 is less than the threshold level of performance.

Option Exercises and Stock Vested Table
The following table provides information about options exercised by the NEOs and stock vested for the NEOs during the fiscal year ended October 31, 2022.
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting(#)	Value realized on vesting($)(2)
Bryan E. Giles	8,085	110,492
	1,100	3,740
Joanne C. Wu			1,912	25,468
(1)	Represents the aggregate of the closing market price at exercise, less the exercise price, for each share exercised.
(2)	Calculated using the closing stock price on the date of vesting.
Nonqualified Deferred Compensation Plan
We currently maintain two deferred compensation plans for certain of our employees, including our NEOs. We have a cash deferred compensation plan which provides eligible employees an opportunity to save for retirement and other purposes. Employees may defer up to 90% of their pre-tax base salary and between 10% and 100% of their annual bonus under the plan, which contribution amounts may be matched by the Company at our discretion. Matching contributions, if any, are immediately vested. Employees have an opportunity to earn returns (positive or negative) based on notional investment alternatives offered under the plan but may only earn such returns with respect to any portion of the deferral account based on a single investment option at a time (i.e., no “greater of” returns apply to any amounts deferred under the Deferred Compensation Plan, and any changes to notional investments may only be made prospectively). Employees may elect that account balances be distributed upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, retirement or death.
In fiscal 2022, Mr. Barnard, Mr. Bulow, and Mr. Giles participated in our cash deferred compensation plan. The Company did not provide any matching contributions.
Name	Executive contributions in fiscal 2022(1)($)	Registrant contributions in fiscal 2022	Aggregate earnings in fiscal 2022(2)($)	Aggregate withdrawals/distributions in fiscal 2022	Aggregate balance as of October 31, 2022(3)($)
Stephen J. Barnard	125,628	—	(263,870)	—	691,732
Timothy A. Bulow	36,540	—	132	—	36,672
Bryan E. Giles	109,911	—	(46,947)	—	240,424
(1)	These amounts represent compensation earned by the NEOs in fiscal 2022 and are also reported in the appropriate columns in the “Summary Compensation Table” above.
(2)
Represents net amounts credited to the NEO’s accounts as a result of performance of the investment vehicle in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(3)
Aggregate balance as of October 31, 2022 includes all contributions from earned compensation, plus investment income, through fiscal 2022. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” for fiscal years 2022, 2021, and 2020: $533,795 for Mr. Barnard, $36,540 for Mr. Bulow, and $262,704 for Mr. Giles.

Earnings on amounts contributed to our cash deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. Participants do not have an ownership interest in the investment options they select. No fixed interest or “above market” interest rates are offered under the plan. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2022 are in the table below:
Fund Name	Fiscal 2022 Cumulative Annual Returns (%)	Fund Name	Fiscal 2022 Cumulative Annual Returns (%)
FID Intermediate Bond Fund	(10.60)	FID Equity Income Fund	(6.79)
FID U.S. Bond Index Fund	(15.64)	Parnassus Mid Cap Fund	(22.68)
FID 500 Index Fund	(17.71)	MFS Mid Cap Growth Fund Class R3	(29.53)
FID Leveraged Company Stock Fund	(21.35)	FID Value Fund	(9.67)
Janus Henderson Growth and Income Fund Class I	(15.50)	Virtus Ceredex Mid Cap Value Equity Fund Class I	(17.39)
FID Blue Chip Growth Fund	(35.28)	FID Stock Selector Small Cap Fund	(17.04)
FID Contrafund	(27.71)	FID International Discovery Fund	(30.02)
FID Global ex US Index Fund	(24.13)	FID Select Health Care Portfolio	(13.83)
FID Diversified International Fund	(29.92)	FID Freedom Income Fund	(13.85)
FID Government Money Market Fund	0.73	FID FREEDOM 2030	(20.07)
FID Real Estate Investment Portfolio	(15.33)	FID FREEDOM 2035	(20.92)
FID FREEDOM 2005	(14.36)	FID FREEDOM 2040	(21.55)
FID FREEDOM 2010	(15.89)	FID FREEDOM 2045	(21.55)
FID FREEDOM 2015	(17.45)	FID FREEDOM 2050	(21.60)
FID FREEDOM 2020	(18.99)	FID FREEDOM 2055	(21.63)
FID FREEDOM 2025	(19.72)	FID FREEDOM 2060	(21.63)
FID Extended Market Index Fund	(24.02)	FID FREEDOM 2065	(21.58)
Beginning in fiscal 2023, certain eligible employees, including our NEOs, are also able to participate in a new Executive Equity Deferral Plan. This plan allows participants to defer annual equity grants on a pre-tax basis with income tax deferrals until distribution rather than at vesting. Participants may elect to defer up to 100% of their annual equity grants. Amounts deferred are credited to participant accounts and vest in accordance with the equity grant term and equity award agreements. The annual equity grants deferred are credited to a deferred compensation account maintained in the participant’s name. Balances will be paid in shares of company stock and may not be diversified. Participants may elect that account balances be distributed in a lump sum or in specified annual installment options upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, or death. The plan does not provide for any Company matching contributions.
No Executive Employment Arrangements; Offer Letters
Each of our executive officers’ employment is “at will” and may be terminated at any time. None of our executive officers have employment agreements. The Company entered into employment offer letters with Mr. Bulow and Ms. Wu.
Per the terms of Ms. Wu’s offer letter dated March 8, 2021, she is eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of her annual base salary, receives an annual car allowance, and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. Ms. Wu’s offer letter also included a sign-on equity award of RSUs equal to approximately $160,000, with a grant date of March 8, 2021, shares awarded based on a trailing 30-day stock price average, and ratable vesting over four years.
Per the terms of Mr. Bulow’s offer letter dated April 22, 2022, he is eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of his annual base salary, receives an annual car allowance, and is eligible to participate in the Company’s customary health, welfare and fringe benefit plan. In addition, Mr. Bulow received a one-time, sign-on cash bonus of $350,000 which is subject to repayment on a pro-rated basis if Mr. Bulow terminates his employment or if the Company terminates his employment for cause prior to the expiration of three years from the effective date of hire. For our long-term equity incentive plan, Mr. Bulow is eligible to participate beginning with fiscal 2023 (for fiscal 2023, the value of Mr. Bulow’s equity grant will be guaranteed at $500,000). The Company also provided Mr. Bulow with certain relocation assistance, including temporary housing for a maximum of three months, reimbursement for interim health insurance, and reimbursement of costs and expenses associated with one relocation trip.
Potential Payments Upon Termination or Change in Control
We do not maintain any formalized severance or change in control compensation arrangements. Accordingly, we do not have any single or double trigger cash payments in connection with a change in control and we do not provide any formalized severance cash payments in connection with any terminations. Our equity award agreements provide certain limited benefits as described below, that are consistent with market practices and preserve the value created during the term of the award.
Our stock option award agreements provide an extended exercise period of one year in the event of death or disability.
Our PSU agreements provide that:
•	in the event of death or disability, the number of PSUs earned is based on target performance and are pro-rata based on the number of months of service during each performance period;
•
in the event of termination by the Company without “Cause” or by executive for “Good Reason”, the number of PSUs earned is based on actual performance at the end of the performance period, pro-rated based on number of months of service during the performance period; and

•
upon a Change-in-Control, if outstanding awards are not continued, converted, assumed, or replaced with a substantially similar award, the number of PSUs earned is based on target performance, without pro-rating.

For the purposes of the PSU agreement:
•
“Cause” means the occurrence of any of the following events, as determined by the Board in good faith: (i) Participant’s failure to substantially perform Participant’s duties (other than a failure resulting from Participant’s Disability), including Participant’s failure to follow any lawful directive from the Board or Participant’s immediate supervisor; (ii) Participant’s material breach of any employment or other written agreement with the Company or its affiliate, or material violation of any code or standard of behavior generally applicable to Employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its affiliates; (iv) Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) Participant’s failure to devote substantially all of Participant’s working time to the business of the Company and its affiliates; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing Participant’s duties and responsibilities for the Company or any of its affiliates; (vii) Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or Participant’s material breach of fiduciary duty against the Company or any of its affiliates; (viii) Participant’s engaging in misconduct in connection with the performance of any of Participant’s duties, including by embezzlement or theft from the Company or its affiliates, misappropriating funds from the Company or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its affiliates; or (ix) Participant’s disloyalty to the Company or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information.

•
“Good Reason” means any of the following actions taken without Cause by the Company and without Participant’s consent: (i) material reduction of Participant’s base compensation; or (ii) material reduction of Participant’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless Participant’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities and, for clarity, in no event shall a Change in Control as a result of which the Company becomes a subsidiary or division of a larger organization and/or ceases to be a Publicly-Listed Company, in and of itself, constitute Good Reason, if Participant’s authority, duties and responsibilities within the Company (however the Company may be held following such Change in Control) are not materially reduced.

Estimated Potential Payments
The tables below set forth the estimated value of equity awards that would be delivered on October 31, 2022 for each of our NEOs upon (i) death or disability, (ii) a termination by the Company without Cause or by the executive for Good Reason (a “Qualifying Termination”) and (iii) upon a change of control where the equity awards are not assumed or replaced by the successor corporation. All amounts shown in the table below are based on the closing stock price of our common stock on

October 31, 2022 of $16.64. The actual value of the equity awards that would be provided can only be determined at the time of an actual triggering event. The PSU value is the only compensation that would occur in connection with these triggering events. No cash, or other compensation, would be payable in connection with any of these triggering events. The following table excludes Mr. Bulow as he did not hold any PSUs at fiscal year-end.
Name and Principal Position	Triggering Event	PSU Value ($)
Stephen J. Barnard Chief Executive Officer	Death or Disability	190,717(1)
	Qualifying Termination	0(2)
	Change in Control without assumption or replacement	572,150(3)
Bryan E. Giles Chief Financial Officer	Death or Disability	47,679(1)
	Qualifying Termination	0(2)
	Change in Control without assumption or replacement	143,037(3)
Juan A. Wiesner Director of Operations, South America	Death or Disability	47,679(1)
	Qualifying Termination	0(2)
	Change in Control without assumption or replacement	143,037(3)
Joanne C. Wu General Counsel and Secretary	Death or Disability	33,374(1)
	Qualifying Termination	0(2)
	Change in Control without assumption or replacement	100,123(3)
(1)	Represents the value of PSUs based on the number of PSUs earned at target level performance, prorated for the first year of the three-year performance period.
(2)
Represents the value of PSUs based on the estimated number of PSUs that would have been earned based on performance through October 31, 2022, prorated for the first year of the three-year performance period.

(3)	Represents the value of PSUs based on the number of PSUs earned at target level performance.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.
Respectfully submitted by THE COMPENSATION COMMITTEE,
Linda B. Segre, Chair
Stephen A. Beebe
Jay A. Pack

CEO PAY RATIO
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2022 CEO’s annual total compensation to the median of the annual total compensation of all of our employees.
The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio we disclose below. We believe our fiscal year 2022 pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below.
Identification of Median Employee.
Measurement Date and Population
In determining the median employee, we used our active employee population on August 1, 2022 (“measurement date”). The measurement date was chosen because it was the closest date, per applicable SEC rules, to our peak-Peruvian harvest time when we employ the highest number of seasonal workers. We believe our global population is most inclusive during this harvest time. The pay ratio disclosure rules provide an exemption for companies to exclude employees acquired during the latest fiscal year through business combinations, which we elected to apply for the business combination with Moruga, an entity which we own a 60% interest but whose results are consolidated for purposes of financial reporting, which was effective on May 1, 2022. The total of these excluded employees was 742, all of whom were located in Peru. Notwithstanding the excluded employees, our global, full time, part-time, temporary and seasonal employees employed as of August 1, 2022 considered for identifying the median employee was 5,500, of which 3,931 were in Peru, 705 were in Mexico, 450 were in the U.S., 384 were in Guatemala, 13 were in the Netherlands,10 were in Canada, and 7 were in the U.K.
Annual Compensation Measure
To identify the median employee, we considered total compensation earned within the 2022 fiscal year, which included all wages/salary, bonuses, retirement matching contributions, and other benefits, but excluding equity-based compensation. We believe this measure applies broadly to our workforce as the principal forms of compensation, and that it is appropriate to exclude equity-based compensation as only a small portion of our workforce is eligible for such compensation. Notwithstanding the omission of equity-based compensation, this methodology is consistent with the methodology used for the Summary Compensation Table in the Executive Compensation section of this proxy statement. Compensation was measured for the twelve months ended October 31, 2022. No annualizing adjustments were made and no cost-of-living adjustments were made. Of the population considered, the employee identified as the median employee was a seasonal field worker in Peru.
2022 CEO Pay Ratio
Mr. Barnard had total annual compensation as reported in the Summary Compensation Table, of $2,670,018 in fiscal 2022. Our median employee had compensation of $6,483 in fiscal 2022. As a result, we estimate that the ratio of our CEO’s compensation to that of our median employee was approximately 412 to 1.
Total Annual Compensation – Median Employee	Total Annual Compensation – CEO	2022 CEO Pay Ratio
$6,483	$2,670,018	412:1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 14, 2023 by each of our directors and nominees, each of our NEOs, all of our directors and executive officers as a group, and all of our 5% beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table includes the number of shares underlying options that are currently exercisable or are exercisable within, and the number of shares of RSUs that vest within, 60 days from February 14, 2023. The table does not include RSUs held by certain directors that are vested but as to which the receipt of the shares of common stock are deferred to the earliest to occur of: (i) separation from service upon a change in control of the Company; (ii) separation from service; and (iii) death. The number of shares of common stock outstanding as of February 14, 2023 was 70,733,090. The addresses for our 5% beneficial owners are care of the Company’s principal place of business at 2710 Camino Del Sol, Oxnard, CA 93030.
	Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percent of Total
Stephen J. Barnard	5,481,866(1)	7.75%
Stephen A. Beebe	144,596(2)	*
Stephen W. Bershad	1,368,111(3)	1.93%
Luis A. Gonzalez	9,668,912(4)	13.67%
Bonnie C. Lind	25,794(5)	*
Jay A. Pack	2,134,321(6)	3.02%
Linda B. Segre	23,418(7)	*
Bruce C. Taylor	9,703,955(8)	13.72%
Shaunte D. Mears-Watkins	10,787(9)	—
Timothy A. Bulow	—	—
Bryan E. Giles	122,319(10)	*
Juan A. Wiesner	1,201,914(11)	1.70%
Joanne C. Wu	5,933(12)	*
All executive officers and directors as a group (13 persons)(13)	24,265,464	41.79%
*	Less than 1%.
(1)
Amounts include: (i)16,720 shares held directly; (ii) 36,200 shares held indirectly by the Barnard Family Trust; (iii) 50,062 shares held indirectly by Barnard Properties, LLC; (iv) 2,009,557 shares held indirectly by the Shelly R. Barnard GT Trust; (v) 2,009,557 shares held indirectly by the Stephen J. Barnard GT Trust; and (vi) 1,359,770 shares subject to options that are vested or will vest within 60 days of February 14, 2023. Mr. Barnard has shared power with his spouse to vote and dispose of the shares referenced in (iii) – (v) above and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The shares held in the Stephen J. Barnard GT Trust and the Shelly R. Barnard GT Trust have been placed in a margin account.

(2)
Includes (i) 13,361 shares held directly; (ii) 63,699 shares held indirectly by the Debra Beebe Bypass Trust; and (iii) 67,536 shares held indirectly by the Stephen and Debra Beebe Family Trust. Does not include 8,124 RSUs that are scheduled to vest within 60 days of February 14, 2023 that have been deferred under the Company’s Deferred Compensation Plan.

(3)
Includes 3,250 RSUs scheduled to vest within 60 days of February 14, 2023. Does not include 8,124 RSUs scheduled to vest within 60 days of February 14, 2023 that have been deferred under the Company’s Deferred Compensation Plan.

(4)
Represents: (i) 19,976 shares held directly, including 8,124 RSUs scheduled to vest within 60 days of February 14, 2023; (ii) 8,405,160 shares held indirectly by Beldar Enterprises; (iii) 13,776 held by Ms. Rosario Del Pilar Vallejos Hinojosa, Mr. Gonzalez’s spouse; (iv) 365,000 shares held by Corp SA 1; (v) 365,000 shares held by Corp SA 2; (vi) 365,000 shares held by Corp SA 3; and (vii) 135,000 shares held by Corp SA 4. Corp SA 1, Corp SA 2, Corp SA 3 and Corp SA 4 are abbreviations for four affiliates corporations that are organized under the laws of Panama. Mr. Gonzalez and Ms. Vallejos Hinojosa share power to vote and dispose the shares held by Beldar Enterprises and those held by Ms. Vallejos Hinojosa. Ms. Vallejos Hinojosa has full pecuniary interest in the shares held by Beldar Enterprises. Mr. Gonzalez does not have any direct pecuniary interest in the shares held by Beldar Enterprises and disclaims beneficial interest in such shares. Mr. Gonzalez and Ms. Hinojosa indirectly share power to vote and dispose of the shares held by each of Corp SA 1, Corp SA 2, Corp SA 3 and Corp SA 4 and have shared pecuniary interest in these shares during their lifetime.

(5)	Does not include 8,124 RSUs scheduled to vest within 60 days of February 14, 2023 and 5,028 shares that have been deferred under the Company’s Deferred Compensation Plan.

(6)
Includes: (i) 642,489 shares held directly, including 8,124 RSUs scheduled to vest within 60 days of February 14, 2023; (ii) 1,187,160 shares held indirectly by PFP Investments, Ltd. over which Mr. Pack shares power to vote and dispose of shares with his spouse; (iii) 152,336 shares held indirectly by the JP 2018 GRAT; and (iv) 152,336 shares held indirectly by the RP 2018 GRAT. Does not include 5,028 shares that have been deferred under the Company’s Deferred Compensation Plan.

(7)	Includes 8,124 RSUs scheduled to vest within 60 days of February 14, 2023. Does not include 5,028 shares that have been deferred under the Company’s Deferred Compensation Plan.
(8)
Includes: (i) 430,391 shares held directly, including 8,124 RSUs scheduled to vest within 60 days of February 14, 2023; and (ii) 9,273,564 shares held indirectly by Taylor Family Investments LLC. Mr. Taylor has sole voting and dispositive power of all shares but disclaims beneficial ownership of the shares held by Taylor Family Investments LLC, except to the extent of any pecuniary interest therein.

(9)	Includes 8,124 RSUs scheduled to vest within 60 days of February 14, 2023.
(10)	Includes 63,361 shares subject to options that are vested or will vest within 60 days of February 14, 2023.
(11)	Includes 6,929 shares subject to options that are vested or will vest within 60 days of February 14, 2023.
(12)	Includes 1,912 RSUs that are scheduled to vest within 60 days of February 14, 2023.
(13)	Includes an aggregate of 45,782 RSUs, and an aggregate of 1,430,060 options that are vested or scheduled to vest within 60 days of February 14, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests. Our board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). The policy permits compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below which were entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Related Party Transactions
Stockholder Agreement
We are party to an Amended and Restated Stockholder Agreement (the “Stockholder Agreement”), with our pre-IPO stockholders, including holders of more than 5% of our common stock and certain of our directors and officers (or, in some cases, entities affiliated therewith). The Stockholder Agreement provides that beginning six months following the pricing of our IPO, the holders of at least a majority of registrable securities outstanding prior to the IPO can request in writing that we register the offer and sale of all or a portion of their shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million. In addition, if in the future we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.
Relationships with Directors and Management
We sell avocados to AvoPacific Oils, LLC, an entity whose ownership consists partially of Stephen J. Barnard (our Chief Executive Officer) and two of his sons (who are also employed by the Company). Avocados are sold at market prices available to other customers. We recorded fruit sales of $0.8 million in fiscal year 2022 to AvoPacific Oils, LLC and related accounts receivable were less than $0.1 million as of October 31, 2022. We also provide third party logistics services to AvoPacific Oils, LLC on substantially similar terms to transactions with other customers. We recorded service revenue of $0.1 million in fiscal year 2022, all of which was outstanding in accounts receivable as of October 31, 2022.
Stephen J. Barnard, or companies owned by Mr. Barnard, market California avocados through us as the distributor and seller of such avocados pursuant to arrangements substantially similar to the marketing agreements that we enter into with other growers. The aggregate dollar amount paid or payable for the avocados we procured from Mr. Barnard or entities owned by him was $2.6 million in fiscal year 2022.
Stephen W. Bershad, or companies owned by Mr. Bershad, market California avocados through us as the distributor and seller of such avocados pursuant to arrangements substantially similar to the marketing agreements that we enter into with other growers. The aggregate dollar amount paid or payable for the avocados we procured from Mr. Bershad or entities owned by him was $3.2 million in fiscal year 2022.
The Company entered into a sublease and related services agreement with Taylor Farms, or an affiliated entity, a company owned and managed by Bruce C. Taylor. We recorded income related to this agreement of $0.1 million in fiscal year 2022. No amounts were outstanding in accounts receivable as of October 31, 2022.
In November 2022, the Company and/or its subsidiaries entered into a long-term 25-year lease and land purchase option agreement with AgroLatam, a company owned by Luis A. Gonzalez. No amounts were paid to AgroLatam in connection with these agreements in fiscal 2022. The lease is for approximately 1,500 acres of land in the Olmos region of Peru, upon which the Company intends to expand its blueberries farming operation together with its joint venture partners as part of a new capital project approved by the joint venture shareholders in May 2022. The rental rate in the lease was comparable to market rates and reflective of an arms-length transaction. Undiscounted lease payments associated with the lease agreement are approximately $60 million over the term of the lease. In connection with this new blueberries capital project, the Company and/or its subsidiaries also entered into a land purchase option agreement that gives the Company and/or its subsidiaries the right to purchase approximately 20 hectares of land intended for the construction and implementation of a fruit packing and processing plant. The land purchase agreement provides for a purchase price of $10,000 per hectare. The term of the land purchase agreement is for 1 year, expiring in November 2023.
Two of our Chief Executive Officer’s sons, Keith Barnard and Ben Barnard, are employed by the Company. Total fiscal 2022 cash compensation for Keith Barnard, Senior Vice President, Sourcing, was $368,488 comprised of $300,014 base salary, $56,253 annual cash incentive payout, and $12,221 for other cash compensation. Total fiscal 2022 cash compensation for Ben Barnard, Vice President, Operations, was $255,227, comprised of $220,202 base salary and $35,025 annual cash incentive payout. In addition, Keith Barnard received an equity award grant of $300,000 under our 2022 long-term equity incentive program, with 70% allocated towards RSUs and 30% allocated towards PSUs. Ben Barnard received an equity award grant of $200,000 under our 2022 long-term equity incentive program, with 70% allocated towards RSUs and 30% allocated towards PSUs. The terms of these equity awards grants are consistent with those discussed above for NEOs. See “Executive Compensation” section of this proxy statement for more information. They each received standard perquisites provided by the Company for employees at their respective levels (a monthly car allowance and Company-paid health insurance premiums), with incremental cost to the Company for fiscal 2022 of $30,689 for Keith Barnard and $48,508 for Ben Barnard, and each is eligible to participate in the Company’s standard benefits plans.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director.

ITEM 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
This is our first year of providing stockholders with an advisory vote on the compensation of our NEOs, or say-on-pay, as required by Section 14A of the Exchange Act. Last year, our stockholders voted on an advisory basis on the frequency of our say on pay vote. Stockholders indicated their preference for an annual say-on-pay vote which the Board of Directors has adopted. The say-on-pay vote gives our stockholders the opportunity to express their views on our NEOs’ compensation.
As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to align the interests of our NEOs with the interests of our stockholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating stockholder value. This balance is evidenced by the following:
•	A competitive, market-driven base salary;
•	An annual cash incentive award that is focused on financial performance;
•	Equity awards, consisting of a mix of three-year, performance-based share units and time-vested restricted stock units; and
•	Robust stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.
We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and successes for us, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers. Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”
This advisory vote on executive compensation is not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.
The Board of Directors recommends a vote “FOR” the advisory vote on the compensation of our NEOs.

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the appointment, compensation, and general oversight of the work of the independent auditors. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent auditors for the fiscal year ending October 31, 2023. Deloitte has served as the Company’s independent registered public accounting firm since 2019. A representative of Deloitte is expected to be present at the 2023 Annual Meeting and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
If stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte and will, in its sole discretion, either continue to retain Deloitte or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2023.

Fees Billed by Deloitte for 2022 and 2021
The following table summarizes the fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for the fiscal year ended October 31, 2022 and 2021, and for audit and non-audit services provided by Deloitte during those same periods:
Type	2022 Fees ($)	2021 Fees ($)
Audit	3,148,681	2,547,900
Audit-Related	—	—
Tax	89,000	81,900
Other	1,895	190,000
Total	3,239,576	2,819,800
Audit Fees
The fees identified under this caption were for professional services rendered in connection with the audit of our financial statements and for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the year identified.
Tax Fees
The fees identified under this caption were for professional services for domestic and foreign tax compliance, tax advice and tax planning.
All Other Fees
The fees identified under this caption were for all other non-audit services, including permissible business and advisory consulting services and/or research subscription services.
Audit Committee Pre-Approval Policies
Except for requests for preapproval made between Audit Committee meetings, the Company’s Audit Committee approves in advance all services provided by our independent registered public accounting firm. The chair of our Audit Committee approves in advance all services requested between Audit Committee meetings. All such interim approvals are reported to and approved by the full Audit Committee at the next meeting. All engagements of our independent registered public accounting firm in fiscal year 2022 were pre-approved in accordance with this policy.

Audit Committee Report
The Audit Committee has:
•
reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2022 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte;

•	discussed with Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2022 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Respectfully submitted by THE AUDIT COMMITTEE,
Bonnie C. Lind, Chair
Stephen A. Beebe
Jay A. Pack

GENERAL INFORMATION
Availability of Proxy Statement and Annual Report
We intend to make this proxy statement available on the Internet and to mail the Notice of Internet Availability (“Notice”), or the proxy statement and proxy card, as applicable, on or about February 27, 2023 to all stockholders entitled to notice of and to vote at the Annual Meeting. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis.
Important Notice Regarding Availability of Proxy Materials for the 2023 Annual Meeting to be held on April 13, 2023. This Proxy Statement and our 2022 Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.
Our Annual Report on Form 10-K constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the 2023 Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
Virtual Annual Meeting
We have decided to hold the Annual Meeting virtually again this year because it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting. You will not be able to attend the Annual Meeting in person.
Stockholders of record at the close of business on February 14, 2023 will be able via the Internet to attend the annual meeting, vote, submit questions, and examine our stockholder list during the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2023 on Thursday, April 13, 2023, at 1:30 p.m. Pacific Time. You should ensure that you have a strong Internet connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. You will need to have your 16‐digit control number included on your Notice, voting instruction card or proxy card, as applicable, to join the 2023 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Even if you intend to plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.
Voting
If you are a record holder of the shares of our common stock (you hold your shares in your own name), you may vote online at the virtual 2023 Annual Meeting or by proxy. There are three ways to vote by proxy: (1) on the Internet by following the instructions on your Notice or proxy card, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) by mail on the official proxy card provided to you by the Company. If applicable, mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You will need your sixteen digit control number from your Notice or proxy card to vote at the Annual Meeting, over the internet or by phone.
If your shares are held in the name of a bank, broker or another holder of record, you will receive voting instruction card from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone voting will also be offered to stockholders owning shares through certain banks and brokers. If you were a beneficial owner as of the record date, and you wish to vote electronically at the Annual Meeting, you must have your control number found on your voting instruction card.
The internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on April 12, 2023.
We have a confidential voting policy, such that no proxy, ballot, or voting tabulation which identifies the particular vote of a stockholder on any matter submitted for a vote of stockholders at any meeting of stockholders will be disclosed to the directors or officers of the Company except: (1) as necessary to meet applicable legal requirements; (2) to permit inspectors of election to certify the results of the vote; or (3) in a contested proxy solicitation.

If you are a holder of record, you may revoke your proxy at any time before it is exercised at the 2023 Annual Meeting by (1) giving our Corporate Secretary written notice of revocation, (2) delivering to us a signed proxy card with a later date, or (3) granting a subsequent proxy through the Internet or telephone. Written notices of revocation should be addressed to Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Joanne Wu. If you hold your shares in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions of your broker, bank, or other nominee.
Record Date
Our Board of Directors has fixed February 14, 2023, as the record date for determining the stockholders who are entitled to notice of, and to vote at, our 2023 Annual Meeting. Only common stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our 2023 Annual Meeting. As of the record date, there were 70,733,090 shares of our common stock outstanding.
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices upon appointment. Please contact the Company’s Secretary at Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Joanne Wu to set up an appointment. This stockholder list will also be accessible via the Internet at the Annual Meeting, once you have accessed the Annual Meeting with your control number.
Quorum
A majority of the stock issued and outstanding and entitled to vote must be present at our 2023 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which holders are present at our 2023 Annual Meeting but not voting and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our 2023 Annual Meeting for the purpose of determining whether or not a quorum exists. “Broker non-votes” will also be counted as present for the purpose of determining whether a quorum exists. Broker non-votes are shares of common stock held by brokers or nominees as the record holder and over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.
Votes will be tabulated by the inspector of election appointed for the 2023 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Voting Procedures
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of our three Class III nominees, FOR the approval, on an advisory basis, of the compensation of our NEOs (Say on Pay), and FOR the ratification of the appointment of our independent registered public accounting firm. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Our Board of Directors is unaware of any matters other than those described in this Proxy Statement that may be presented for action at our 2023 Annual Meeting. If other matters do properly come before our 2023 Annual Meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.
If you are a beneficial owner and hold your shares in the name of a bank, broker or another holder of record and do not return the voting instruction card, the broker or another nominee may vote your shares on each matter at the 2023 Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, which include the ratification of the selection of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other proposals presented at the 2023 Annual Meeting (i.e., election of directors and Say on Pay vote). Broker non-votes result from not giving voting instructions to your broker on these proposals for which they do not have discretionary authority to vote without your instruction.
To be elected, a director nominee must receive a plurality of the votes cast. Accordingly, the three nominees receiving the highest number of “FOR” votes cast will be elected. Your broker, bank or other nominee does not have discretionary authority to vote your shares for the election of directors without your voting instruction, resulting in broker non-votes. Broker non-votes will have no effect on the election of directors since they are not counted as votes cast.

Regarding the Say on Pay advisory vote, the affirmative vote of the holders of a majority of the voting power of the votes cast. Your broker, bank or nominee does not have discretionary authority to vote your shares on this proposal without your voting instructions, resulting in broker non-votes. Broker non-votes and abstentions will have no effect on this proposal since they are not counted as votes cast.
The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the votes cast on this proposal. Abstentions will have no effect on this proposal since abstentions are not counted as votes cast. Brokers, banks and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm and, as such, we do not expect any votes on this proposal to be considered broker non-votes.
Proxy Solicitation
Your enclosed proxy is being solicited on behalf of the Board of Directors. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company has not engaged any third-party proxy solicitation firm.
The Company will bear all costs of soliciting proxies, which may include costs of forwarding the solicitation materials to beneficial owners of our stock. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members who will not receive additional compensation for these services.
Year End Reporting Convention
We report our results of operations based on our fiscal year ended on October 31.
Stockholders Sharing the Same Address
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the previous instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
2024 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address first set forth on the first page of this Proxy Statement no later than October 30, 2023. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice not later January 14, 2024, and no earlier than December 15, 2023, for matters to be presented at the 2024 Annual Meeting of Stockholders. However, in the event that the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one year anniversary of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 13, 2024, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act.
We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders.
Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee, included above, are not specifically incorporated by reference into any other filings that we make with the SEC. This Proxy Statement is sent to you as part of the proxy materials for the 2023 Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.
Forward-Looking Statements
Statements in this proxy statement that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this proxy statement address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this proxy statement are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Other Matters
Our Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting. If any other matters are properly brought before the 2023 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote promptly by either electronically submitting a proxy or voting instruction card over the Internet, by telephone, or by delivering to us or your broker a signed and dated proxy card.
By order of the Board of Directors,

Joanne Wu
General Counsel and Secretary
Oxnard, California
February 27, 2023

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 12, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVO2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 12, 2023. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96150-P85868 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MISSION PRODUCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To elect (01) Stephen J. Barnard, (02) Bonnie C. Lind, and (03) Linda B. Segre to serve as Class III directors until the Company's 2026 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Nominees:

01) Stephen J. Barnard
02) Bonnie C. Lind
03) Linda B. Segre

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS To approve the compensation of our named executive officers.	☐	☐	☐
3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D96151-P85868

MISSION PRODUCE, INC.

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 13, 2023

The undersigned stockholder of Mission Produce, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Stephen J. Barnard and Joanne C. Wu, as proxies with full power of substitution (the "Proxy Holders"), and hereby authorizes them to represent to vote, as designated below, all shares of common stock of the Company (the "Common Stock") registered in the name of the undersigned at the 2023 Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Pacific Time, on Thursday, April 13, 2023 virtually by means of the internet at www.virtualshareholdermeeting.com/AVO2023 and at any adjournments, postponements or other delays thereof and at any special meeting that may be called in lieu thereof (the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK WILL BE VOTED WITH RESPECT TO PROPOSAL 1 ON THE REVERSE SIDE: (I) FOR STEPHEN J. BARNARD FOR DIRECTOR, (II) FOR BONNIE C. LIND FOR DIRECTOR, (III) FOR LINDA B. SEGRE FOR DIRECTOR, AND (IV) IN THE PROXY HOLDERS' DISCRETION AS TO ANY OTHER PERSON NOMINATED FOR DIRECTOR AT THE ANNUAL MEETING OR AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; WITH RESPECT TO PROPOSAL 2 AND PROPOSAL 3 ON THE REVERSE SIDE, FOR.

IF ANY NOMINEE NAMED IN PROPOSAL 1 DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PROXY HOLDERS SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE ANNUAL MEETING AS A SUBSTITUTE, IN SUCH PROXY HOLDERS' DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE